                                                                    EXHIBIT 99.1
FINANCIAL REVIEW


Merger with Warner-Lambert Company

On June 19, 2000 we completed our merger with Warner-Lambert Company (Warner-Lambert). As a result of this merger, each share of Warner-Lambert common stock issued and outstanding, other than shares owned directly or indirectly by Warner-Lambert, was converted into the right to receive 2.75 shares of Pfizer common stock.
       The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. We restated all prior period consolidated financial statements of Pfizer to include the results of operations, financial position and cash flows of Warner-Lambert as if we had always been merged. Prior to the merger, the only significant transactions between Pfizer and Warner-Lambert occurred under the Lipitor marketing agreements. These transactions have been excluded from the restated financial information. Certain reclassifications have been made to conform the companies' financial statements.

Overview of Consolidated Operating Results

In 1999, revenues grew 18% to $27,376 million, reflecting the strong worldwide demand for our in-line products, as well as our alliance products. Our operating results in 1999 were impacted by:
   -   the recording of a charge to write off certain Trovan inventories
   - transaction costs related to Warner-Lambert's merger with Agouron Pharmaceuticals Inc.
Our 1998 operating results reflect:
   -   the sale of our Medical Technology Group (MTG)
   - the recording of certain significant items associated with adjustments to asset values, the exiting of certain product lines, plant rationalizations, severance payments, co-promotion payments to G.D.Searle & Co. (Searle), the sale of investments, a contribution to The Pfizer Foundation and other miscellaneous charges.

Analysis of the Consolidated Statement of Income
---------------------------------------------------------------------------------------------------------
                                                                                         % Change
                                                                                     --------------------
(millions of dollars)                1999             1998            1997           99/98          98/97
---------------------------------------------------------------------------------------------------------
Revenues                         $ 27,376         $ 23,231        $ 18,975              18             22
Cost of sales                       5,464            4,907           4,261              11             15
   % of revenues                    20.0%            21.1%            22.5%
Selling, informational and
  administrative expenses          10,810            9,563           7,870              13             22
   % of revenues                    39.5%            41.2%            41.5%
R&D expenses                        4,036            3,305           2,536              22             30
   % of revenues                    14.7%            14.2%            13.4%
Other deductions--net                 121            1,059             329              (89)           223
----------------------------------------------------------------------------
Income from continuing
  operations before taxes        $  6,945         $  4,397        $  3,979              58             11
   % of revenues                    25.4%            18.9%            21.0%
Taxes on income                  $  1,968         $  1,163        $  1,081              69              8
Effective tax rate                  28.3%            26.4%            27.2%
Income from continuing
  operations                     $  4,972         $  3,232        $  2,888              54             12
   % of revenues                    18.2%            13.9%            15.2%
Discontinued
  operations--net of tax              (20)           1,401             131              --            972
----------------------------------------------------------------------------
Net income                       $  4,952         $  4,633        $  3,019               7             53
   % of revenues                    18.1%             19.9%           15.9%
---------------------------------------------------------------------------------------------------------

Percentages in this table and throughout the financial review may reflect rounding adjustments.

Revenues

Revenues increased 18% or $4,145 million in 1999 and 22% or $4,256 million in 1998. Revenue increases in both years were primarily due to sales volume growth of our in-line products and revenue generated from product alliances. Excluding the impact of foreign exchange, revenues grew by 19% in 1999 and 26% in 1998.

Percentage Change in Revenues

------------------------------------------------------
                               Analysis of % Change
                      Total% -------------------------
                     Change  Volume  Price Currency
------------------------------------------------------
Pharmaceuticals
  1999 VS. 1998          20.8   20.3    1.2    (0.7)
  1998 vs. 1997          30.8   34.0    0.1    (3.3)
Consumer Products
  1999 VS. 1998           7.3    7.1    2.5    (2.3)
  1998 vs. 1997          (0.2)   2.2    1.0    (3.4)
Total
  1999 VS. 1998          17.8   17.4    1.4    (1.0)
  1998 vs. 1997          22.4   25.4    0.3    (3.3)
------------------------------------------------------


Revenues by Business Segment

------------------------------------------------------------------------
                                         %                  %
                                    Change             Change
(millions of dollars)     1999       99/98      1998    98/97      1997
------------------------------------------------------------------------
Pharmaceuticals        $21,879          21   $18,106      31    $13,841
Consumer Products        5,497           7     5,125      --      5,134
------------------------------               --------           -------
Total                  $27,376          18   $23,231      22    $18,975
-----------------------------------------------------------------------

Pharmaceuticals

The pharmaceuticals segment includes our human pharmaceuticals and animal health businesses as well as capsugel, a capsules manufacturing business.

----------------------------------------------------------------------------------------------------------
                                                                                            % Change
                                                                                         -----------------
(millions of dollars)                                 1999        1998        1997       99/98       98/97
----------------------------------------------------------------------------------------------------------
Human pharmaceuticals                              $20,155     $16,436     $12,177          23          35
Animal health                                        1,333       1,304       1,319           2          (1)
Capsugel                                               391         366         345           7           6
----------------------------------------------------------------------------------
Total pharmaceuticals                              $21,879     $18,106     $13,841          21          31
----------------------------------------------------------------------------------------------------------


       Pharmaceuticals revenue growth in 1999 was not significantly impacted by foreign exchange. In 1998, pharmaceuticals revenues grew 34% excluding the impact of foreign exchange. The currency impact on the 1998 revenue growth reflects the strengthening of the dollar relative to the Japanese yen, as well as several European and other Asian currencies.

       Human pharmaceuticals revenues increased 23% or $3,719 million in 1999 to $20,155 million and 35% or $4,259 million in 1998 to $16,436 million. In the U.S. market, human pharmaceuticals revenue growth was 24% in 1999 and 49% in 1998, while international growth was 21% in 1999 and 16% in 1998.

       In 1999, we had seven human pharmaceutical products, including an alliance product, with sales to third parties of approximately $1 billion or more each. The six Pfizer-discovered products in this group--Lipitor, Norvasc, Zoloft, Zithromax, Viagra and Diflucan--grew at a combined annual rate of 31% in 1999 and are patent-protected well into this decade.

Revenues--Major Human Pharmaceutical Products

------------------------------------------------------------------------------
                                                                 % Change
                                                               ---------------
(millions of dollars)             1999     1998       1997    99/98     98/97
------------------------------------------------------------------------------
CARDIOVASCULAR DISEASES:         $8,825   $6,843   $5,173       29       32
  Lipitor                         3,795    2,208      859       72      157
  Norvasc                         2,991    2,541    2,188       18       16
  Cardura                           784      679      618       15       10
  Accupril/Accuretic                514      454      378       13       20

INFECTIOUS DISEASES:              3,630    3,315    2,676        9       24
  Zithromax                       1,309    1,023      808       28       27
  Diflucan                          989      904      870        9        4
  Viracept                          530      530      228       --      132

CENTRAL NERVOUS SYSTEM
DISORDERS:                        3,271    2,694    2,066       21       30
  Zoloft                          1,997    1,803    1,479       11       22
  Neurontin                         913      514      292       78       76

VIAGRA                            1,016      773       --       31       --

ALLERGY:                            546      413      267       32       55
  Zyrtec/Reactine                   541      407      260       33       57
------------------------------------------------------------------------------

Certain prior year data have been reclassified to conform to the current year presentation.

       We sell Viracept in collaboration with F. Hoffmann-LaRoche Ltd. (Roche). We sell the product in North America while Roche has the licensing rights in all other markets. The sales for 1999 reflect the planned progression of our agreement with Roche who has increased its level of manufacturing responsibility for the product markets outside the U.S., as well as increasing competition within the protease inhibitor class and from other AIDS medicines.

       In June 1999, the European Union's Committee for Proprietary Medicinal Products suspended the European Union (EU) licenses of the oral and intravenous formulations of our antibiotic Trovan for 12 months. In the rest of the world, including the U.S., the use of Trovan is limited to serious infections in institutionalized patients. As a result of these limitations, Trovan net sales declined to $86 million in 1999 from $160 million in 1998. See "Cost of sales" for a discussion of a charge recorded in 1999 to write off certain Trovan inventories.

       On March 21, 2000, we announced that we were discontinuing the sale of Rezulin. Since March 1997, we have marketed Rezulin in the U.S. with an affiliate of Sankyo Company, Ltd., from whom we licensed the product for North America and other areas. Rezulin sales, which were $625 million in 1999, $748 million in 1998 and $420 million in 1997, were adversely affected by two competing drugs approved by the U.S. Food and Drug Administration (FDA) during 1999. After an unexpected request from the FDA to consider removing the drug from the market, we decided to discontinue marketing Rezulin. We recorded a charge of $103 million in the first quarter of 2000 for the one-time costs associated with the withdrawal of Rezulin.

       Alliance revenue was $665 million in 1999, reflecting revenue associated with the co-promotion of Aricept and Celebrex. In 1998, alliance revenue was $69 million, reflecting revenue associated with the co-promotion of Aricept.

       In February 1999, we launched Celebrex with Searle, now a part of Pharmacia Corporation, which discovered and developed the drug. Celebrex is used for the relief of symptoms of adult rheumatoid arthritis and osteoarthritis. During 1999, Celebrex achieved total global sales of approximately $1.5 billion.

       These alliances allow us to co-promote or license these products for sale in certain countries. Under the co-promotion agreements, these products are marketed and promoted with our alliance partners. We provide cash, staff and other resources to sell, market, promote and further develop these products. Alliance revenue from co-promotion agreements is reported in the statement of income as Revenues.

       Certain alliance agreements include additional provisions that enable our product alliance partners the right to negotiate to co-promote certain specified Pfizer-discovered products.

       Rebates under Medicaid and related state programs reduced revenues by $296 million in 1999, $265 million in 1998 and $170 million in 1997. The 1998 increase in rebates reflects growth of in-line products and the introduction in 1998 of two products--Trovan and Viagra. We also provided to the federal government legislatively mandated discounts of $176 million in 1999, $161 million in 1998 and $129 million in 1997. Performance-based contracts also provide rebates to several customers as a result of the increasing influence of managed care groups on the pricing of our products.

       Animal Health revenues increased 2% to $1,333 million in 1999 and decreased 1% to $1,304 million in 1998. Excluding the impact of foreign exchange, revenues increased 6% in 1999 and 3% in 1998. The increase in revenues in 1999 was due to:

   - the performance of the companion animal business partially offset by
   -   the continuing weakness in the livestock market in the U.S. and Europe
   - the decision of the European Commission to ban certain antibiotic feed additives, including Stafac (virginiamycin) in the EU after June 30, 1999

       We do not expect the ban on sales of virginiamycin to have a material effect on our future results of operations.

       Sales of companion animal products increased by 30% in 1999 primarily due to the launch of Revolution and the growth of Rimadyl. Revolution was approved in the U.S. in July 1999 as the first and only topically applied medication for dogs and cats that is effective against heartworm, fleas and many other parasites. Rimadyl is a treatment for the relief of pain and inflammation associated with osteoarthritis in dogs.

       Revenues decreased 1% in 1998 due to a weak livestock market in the U.S. and depressed Asian economies.


Consumer Products

Revenues of our Consumer Products businesses were as follows:

---------------------------------------------------------------------------------------
                                                              % Change
                                                           ----------------------------
(millions of dollars)            1999     1998     1997    99/98    98/97
---------------------------------------------------------------------------------------
Consumer Health
  Care products                $2,551   $2,300   $2,329       11       (1)
Confectionery products          1,951    1,887    1,869        3        1
Shaving products                  792      745      739        6        1
Tetra                             203      193      197        5       (2)
-------------------------------------------------------
Total Consumer Products        $5,497   $5,125   $5,134        7       --
---------------------------------------------------------------------------------------


       Consumer Health Care product revenues increased 11% to $2,551 million in 1999 and decreased 1% to $2,300 million in 1998. The increase in 1999 revenues was due to U.S. sales of Zantac 75. Prior to 1999, Zantac 75 was marketed by a joint venture we formed with Glaxo Wellcome plc in 1993 and sales were not reflected in our reported revenues. Income from this joint venture was previously reported in Other deductions-net. At the end of 1998, we acquired exclusive rights to over-the-counter Zantac products in the U.S. and Canada as part of the dissolution of our joint venture arrangements with Glaxo Wellcome plc. Other factors contributing to revenue growth were:
   - increased sales of Listerine mouthwash, due to the new product launch in the U.S. of Tartar Control Listerine in January 1999
   - increased sales of Lubriderm, due to the U.S. launch of Lubriderm Advanced Therapy

       The decrease in 1998 revenues reflected the impact of the overall economic weakness in Asian markets, specifically Japan.

       In the fourth quarter of 1999, we sold the Bain de Soleil sun care product line for $26 million in cash to Schering-Plough HealthCare Products, Inc. Proceeds from the sale approximated the total of the carrying value of net assets associated with this product line and selling costs. The sale of Bain de Soleil will not have a material impact on our future results of operations.

       In June 2000, we sold the Rid line of lice-control products to Bayer Corporation for approximately $89 million in cash. The sale resulted in a gain of approximately $78 million which is recorded in our statement of income in the second quarter of 2000. The sale of Rid will not have a material impact on our future results of operations.

       Confectionery revenues increased 3% to $1,951 million in 1999 and 1% to $1,887 million in 1998. The increase in confectionery revenues in 1999 was due to:
   - U.S. sales growth of Trident Advantage, which was launched in the third quarter of 1998
   -   the continued success of Dentyne Ice in the U.S.
   - the third quarter 1999 U.S. launch of Halls Defense Vitamin C supplement drops
   -   growth across all gum brands in Mexico

       The increase in 1998 confectionery revenues was due to:
-      U.S. sales of certain gum brands and breath fresheners
-      growth across all gum brands in Mexico and product launches in Japan

       Shaving product revenues increased 6% to $792 million in 1999 and 1% to $745 million in 1998. The increase in 1999 revenues was due to sales of the Silk Effects razor. The increase in 1998 revenues was due to sales of the Protector shaving system and the newly designed Slim Twin disposable razor.

Revenues by Country

======================================================================
                                   % of              % of        %
(millions of dollars)   1999    Revenues    1998    Revenues   Change
----------------------------------------------------------------------
United States         $16,486        60   $13,656        59        21
Japan                   1,716         6     1,365         6        26
All Other Countries     9,174        34     8,210        35        12
-----------------------------------------------------------
Total                 $27,376       100   $23,231       100        18
======================================================================

======================================================================
                                  % of               % of        %
(millions of dollars)   1998   Revenues    1997    Revenues    Change
----------------------------------------------------------------------
United States         $13,656        59   $10,088        53        35
Japan                   1,365         6     1,410         7        (3)
All Other Countries     8,210        35     7,477        40        10
-----------------------------------------------------------
Total                 $23,231       100   $18,975       100        22
======================================================================


       Revenues were in excess of $100 million in each of 21 countries outside the U.S. in 1999. The U.S. was the only country to contribute more than 10% to total revenues.

Percentage Change in Geographic Revenues by Business Segment

==========================================================
                           % Change in Total Revenues
                       -----------------------------------
                            U.S.           International
                       --------------    -----------------
                         99/98  98/97      99/98   98/97
----------------------------------------------------------
Pharmaceuticals          23        45         18      12
Consumer Products        11         3          4      (2)
------------------------
Total                    21        35         14       8
==========================================================


Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-line and alliance products.

       Certain significant regulatory actions by, and filings pending with, the FDA follow:

U.S. FDA Approvals

==================================================================
Product    Indications/Dosage                      Date Approved
------------------------------------------------------------------
Accuretic  Ace inhibitor                           December 1999
Zoloft     Posttraumatic stress disorder (PTSD)    December 1999
Zoloft     Oral liquid dosage form                 December 1999
Celebrex   Familial adenomatous polyposis          December 1999
           (a rare and devastating hereditary
           disease that, left untreated, almost
           always leads to colorectal cancer)
Femhrt     Hormone replacement therapy for         October 1999
           osteoporosis and menopausal
           symptoms
Tikosyn    Atrial fibrillation                     October 1999
Viracept   Twice-daily dosing regimen              October 1999
==================================================================


       Zoloft is the first and only medicine to receive FDA approval for the treatment of PTSD.

       In the first quarter of 2000, we launched Tikosyn for use in the treatment of atrial fibrillation, a type of heart rhythm disorder. Tikosyn is now available in the U.S. to prescribers and hospitals that have participated in an educational program on treatment initiation and dosing. Regulatory review in Europe is continuing.

Pending U.S. New Drug Applications

=============================================================
Product    Indications/Dosage                   Date Filed
-------------------------------------------------------------
Zoloft     Long-term management of              May 2000
            anxiety disorders
Zithromax  Mycobacterium avium complex          January 2000
Zyrtec-D   Combination anti-histamine           January 2000
            decongestant formulation
Relpax     Migraine headaches                   October 1998
Zeldox     Psychotic disorders--                December 1997
            intramuscular dosage form
Zeldox     Psychotic disorders--                March 1997
            oral dosage form
=============================================================

       In October 1999, we received an approvable letter from the FDA for Relpax for the treatment of migraines. We are currently in labeling discussions with the FDA.

       We received a non-approvable letter from the FDA for Zeldox in 1998. In the first quarter of 2000, we refiled with the FDA the New Drug Application for the oral dosage form of Zeldox, including new data requested by the FDA. An FDA advisory committee reviewed Zeldox on July 19, 2000 and voted to recommend its approval. Zeldox will now go through the FDA's final review and labeling stages. We plan to launch Zeldox in Sweden in September 2000, where it has already been approved. We are in the process of seeking mutual recognition in Europe.

       Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

====================================================================
Product    Indications/Dosage
--------------------------------------------------------------------
Norvasc    Pediatric hypertension
--------------------------------------------------------------------
Zithromax  Cardiovascular risk in patients with atherosclerosis
           (a process in which fatty substances are deposited
           within blood vessels) caused by certain infections
           Accelerated dosing regimen
--------------------------------------------------------------------
Viagra     Female sexual arousal disorder
--------------------------------------------------------------------
Zoloft     Pediatric depression
           Social phobia
--------------------------------------------------------------------
Lipitor    Broad cardiovascular-care clinical program
--------------------------------------------------------------------
Aricept    Oral liquid dosage form
--------------------------------------------------------------------
Celebrex   Sporadic adenomatous polyposis
           Barrett's esophagus -- a precancerous condition caused by
             repeated damage from stomach acid regurgitation
           Actinic keratosis--a precancerous skin growth caused by
             overexposure to sunlight
           Bladder cancer
           Pain
--------------------------------------------------------------------
Neurontin  Pediatric use
           Dispersible  tablet
           Combination with NSAID for pain
====================================================================


       We are developing a single product that combines the cholesterol-lowering and antihypertensive medications in Lipitor and Norvasc--two of the world's most widely prescribed medicines.

       Ongoing or planned clinical trials for new product development programs include:

==========================================================================
Product                               Indications
--------------------------------------------------------------------------
Vfend (voriconazole)                  Serious systemic fungal infections
--------------------------------------------------------------------------
inhaled insulin                       Diabetes
--------------------------------------------------------------------------
valdecoxib (under                     Osteoarthritis
  co-development                      Rheumatoid arthritis
  with Searle)                        Pain
--------------------------------------------------------------------------
pregabalin                            Pain
                                      Epilepsy
                                      Psychiatric disorder
==========================================================================

       Additional product-related programs are in various stages of discovery.

       In 1998, we entered into worldwide agreements with Aventis Pharma to manufacture insulin and co-develop and co-promote inhaled insulin. Under the agreements, Aventis Pharma and Pfizer will contribute expertise in the development and production of insulin products, as well as selling and marketing resources. We bring to the alliance our development of inhaled insulin from our collaboration with Inhale Therapeutic Systems, Inc. Together with Aventis Pharma we are building a new insulin manufacturing plant in Frankfurt, Germany, to support the product currently in development.

       We have decided not to pursue further development of ezlopitant for the treatment of chemotherapy-induced nausea and vomiting in cancer patients, as well as Alond for the treatment of the progressive nerve damage that results as a complication of diabetes over time.

Costs and Expenses

In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

       In 1998, we recorded restructuring charges in addition to charges for certain asset impairments. These pre-tax charges were recorded in the 1998 statement of income as follows:

=====================================================
(millions of dollars)   Total  COS* SI&A* R&D*   OD*
-----------------------------------------------------
Restructuring charges   $270   $68   $17   $1  $184
Asset impairments        213    18    --   --   195
=====================================================


*COS--Cost of sales; SI&A--Selling, informational and administrative expenses;
 R&D --Research and development expenses; OD--Other deductions--net.

       The components of the 1998 restructuring charges follow:

==============================================================
                                          Utilization
                                          --------------------
(millions of dollars)  Charges in 1998   1998    1999  Beyond
--------------------------------------------------------------
Property, plant
  and equipment                   $ 79   $ 79    $ --    $ --
Write-down of intangibles           44     44      --      --
Employee termination costs          87     12      62      13
Other                               60     16      22      22
--------------------------------------------------------------
Total                             $270   $151     $84     $35
==============================================================

       As a result of the restructuring, the workforce was reduced by approximately 950 manufacturing, sales and corporate personnel. In 1998, restructuring charges of $166 million are included in the pharmaceuticals segment, $11 million are included in the consumer products segment and $93 million are included in corporate.

       In 1998, we recorded impairment charges of $139 million in the pharmaceuticals segment and $74 million in the consumer products segment. These impairment charges were to adjust intangible asset values, primarily goodwill and trademarks, and the carrying value of machinery and equipment related to our animal health antibiotic feed additive Stafac and certain consumer health care product lines. These charges resulted from the ban on Stafac throughout the EU, significant changes in the marketplace and a revision of our strategies.

       As of December 31, 1999, we have not expended severance amounts of $13 million, which are reflected in Other current liabilities and other amounts of $22 million, which are reflected in Other noncurrent liabilities.

       In 1999, revenues declined approximately $41 million as a result of exiting certain product lines. In 1999, as a result of the restructuring activities and the asset impairments, we realized cost savings of approximately $39 million and a reduction in amortization and depreciation expense of approximately $12 million.

       COST OF SALES increased 11% in 1999 and 15% in 1998. Based on our evaluation of the actions noted in our discussion of revenues, we determined that it was unlikely that certain

Trovan inventories of finished goods, bulk, work-in-process and raw materials will be used. Accordingly, in the third quarter of 1999, we recorded a charge of $310 million in Cost of sales to write off Trovan inventories in excess of the amount required to support expected sales. Also included in Cost of sales for 1999 is a benefit of $6.6 million related to the change in accounting for the cost of inventories from the "Last-in, first-out" method to the "First-in, first-out" method. Excluding the Trovan inventory charge and the benefit related to the accounting change for inventories in 1999 and the asset impairments and restructuring charges in 1998, cost of sales increased 7%.

       Excluding the 1998 asset impairments and restructuring charges, cost of sales increased 13% in 1998.

       SI&A increased 13% in 1999 and 22% in 1998. These increases reflect support for previously introduced products and new products. Such support included substantial global investments, begun in 1998, in our pharmaceutical sales force, including the creation of a new U.S. primary-care sales force and a new U.S. specialty sales force dedicated to rheumatology. In addition, personnel increases in other specialty sales forces in the U.S. and the expansion of international sales forces contributed to the increase in SI&A. Our past investments in SI&A are enabling us to maximize the financial return realized from our products.

       R&D increased 22% in 1999 and 30% in 1998. These expenditures were necessary to support the advancement of potential drug candidates in all stages of development (from initial discovery through final regulatory approval). In 2000, we have a total R&D budget of about $4.7 billion.

       OTHER DEDUCTIONS--NET decreased 89% in 1999 due to the absence of certain significant charges recorded in 1998 of $885 million. Other deductions--net increased substantially in 1998 primarily due to:

   -   asset impairments--$195 million
   -   restructuring charges--$184 million
   -   co-promotion payments to Searle for rights to Celebrex--$240 million
   -   a contribution to The Pfizer Foundation-- $300 million
   - legal settlements involving the brand-name prescription drug antitrust litigation--$57 million partially offset by
   - a gain on the sale of a manufacturing plant and certain minor prescription products -- $67 million
   -   a gain on the sale of investment securities-- $24 million
   - an increase in interest income on the investment of cash generated from operations and the divestiture of MTG
   -   foreign exchange effects

       Our overall EFFECTIVE TAX RATE was 28.4% in 1999 and 33.7% in 1998. This decrease was due mainly to the 1998 gain on the disposal of MTG being recognized in jurisdictions with higher tax rates.

       The effective tax rate for continuing operations was 28.3% in 1999 and 26.4% in 1998. Significant charges in both 1999 and 1998 were recorded in jurisdictions with higher tax rates. However, the level of these charges was greater in 1998 than in 1999. Excluding these charges in 1999 and 1998, the effective tax rate was 28.5% in 1999 and 28.3% in 1998. This increase in 1999 was primarily due to the mix of income by country.

       We have received and are protesting assessments from the Belgian tax authorities. For additional details, see note 10 to the consolidated financial statements, "Taxes on Income."

Discontinued Operations

In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group. This charge is reflected in Discontinued operations--net of tax. For additional details, see note 19 to the consolidated financial statements, "Litigation."

       During 1998, we exited the medical devices business with the sale of our remaining MTG businesses:
   -   Howmedica to Stryker Corporation in December for $1.65 billion in cash
   - Schneider to Boston Scientific Corporation in September for $2.1 billion in cash
   - American Medical Systems to E.M. Warburg, Pincus & Co., LLC, in September for $130 million in cash
   - Valleylab to U.S. Surgical Corporation in January for $425 million in cash

       The net proceeds from these divestitures were used for general corporate purposes, including the repayment of commercial paper borrowings. Net income of these businesses up to the date of their divestiture and divestiture gains are included in Discontinued operations--net of tax.

Net Income

Net income for 1999 increased 7% from 1998. Diluted earnings per share for 1999 were $.78, an increase of 7% from 1998. A reconciliation between reported net income and net income excluding certain significant items and 1998 and 1997 discontinued operations follows:

---------------------------------------------------------------------------------------
                                                                       % Change
                                                                    -------------------
(millions of dollars)                1999      1998       1997      99/98      98/97
---------------------------------------------------------------------------------------
Net income as reported            $ 4,952   $ 4,633    $ 3,019          7         53
Certain significant items             234       682         --        (66)        --
Discontinued operations                --    (1,401)      (131)        --        972
---------------------------------------------------------------
Net income excluding
  certain significant items and
  discontinued operations         $ 5,186   $ 3,914    $ 2,888         32         36
---------------------------------------------------------------
Diluted earnings per share
  excluding certain significant
  items and discontinued
  operations                      $   .82   $   .62    $   .46         32         35
---------------------------------------------------------------------------------------

Certain significant items in 1999 and 1998 follow:

---------------------------------------------------------------------------------------
(millions of dollars)                              1999       1998
---------------------------------------------------------------------------------------
Trovan inventory charge                         $   310   $     --
Transaction costs related to acquisition
  of Agouron                                         33         --
Asset impairments                                    --        213
Restructuring charges                                --        270
Co-promotion payments to Searle                      --        240
Contribution to The Pfizer Foundation                --        300
Other charges, which are primarily related to
  legal settlements                                  --        126
Gain on the sale of a manufacturing plant and
  certain prescription products                      --        (67)
Gain on the sale of investments                      --        (24)
---------------------------------------------------------------------------------------
Total significant items, pre-tax                    343      1,058
Income taxes                                       (109)      (376)
---------------------------------------------------------------------------------------
Total significant items, after tax              $   234    $   682
---------------------------------------------------------------------------------------


Financial Condition, Liquidity and
Capital Resources

Our net financial asset position as of December 31 was as follows:

---------------------------------------------------------------------------------------
(millions of dollars)                 1999       1998
---------------------------------------------------------------------------------------
Financial assets*                   $8,423      $6,927
Short- and long-term debt            7,073       4,787
---------------------------------------------------------------------------------------
Net financial assets                $1,350      $2,140
---------------------------------------------------------------------------------------

*Consists of cash and cash equivalents, short-term loans and investments, and long-term loans and investments.

Selected Measures of Liquidity and
Capital Resources

---------------------------------------------------------------------------------------
                                          1999     1998
---------------------------------------------------------------------------------------
Cash and cash equivalents and
  short-term loans and
  investments (millions of dollars)*    $6,659   $5,067
Working capital (millions of dollars)    4,084    3,806
Current ratio                           1.33:1   1.38:1
Shareholders' equity per
  common share**                        $ 2.28   $ 2.06
---------------------------------------------------------------------------------------

* Cash is managed by country or region and is not always available to be used in every location throughout the world. When necessary, we utilize short-term borrowings for various corporate purposes.
** Represents shareholders' equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by the employee benefit trusts).

       The increase in working capital from 1998 to 1999 was primarily due to the following:
    - income from continuing operations resulting from growth in sales volume and higher alliance revenue receivables due to the launch of Celebrex in February 1999
    - cash received from stock option exercises partially offset by
    -  purchases of property, plant and equipment
    - short term borrowings primarily to fund common stock purchases of approximately $2.5 billion
    -  dividends on common stock

Summary of Cash Flows

--------------------------------------------------------------------------------
(millions of dollars)                        1999           1998           1997
--------------------------------------------------------------------------------
Cash provided by/(used in):
  Operating activities                    $ 5,465        $ 5,199        $ 3,149
  Investing activities                     (3,878)          (790)        (1,651)
  Financing activities                     (1,627)        (3,641)        (1,490)
  Discontinued operations                     (20)             4            118
Effect of exchange-rate changes on
  cash and cash equivalents                    11             21            (59)
--------------------------------------------------------------------------------
Net increase/(decrease) in cash and
  cash equivalents                        $   (49)       $   793        $    67
--------------------------------------------------------------------------------


       Net cash provided by operating activities increased in 1999 primarily due to:
    - an increase in income from continuing operations in 1999 partially offset by
    -  higher taxes paid
    -  the timing of collections of accounts receivable
    -  a decrease in deferred tax liabilities and other noncurrent liabilities

       Net cash provided by operating activities increased in 1998 primarily due to:
    -  an increase in income from continuing operations in 1998
    - higher taxes payable associated with sales growth of existing and new products as well as the MTG divestitures, partially offset by tax benefits associated with charges for asset impairment, restructuring, co-promotion payments to Searle and the contribution to The Pfizer Foundation

       Net cash used in investing activities in 1999 changed primarily due to:
    -  the absence of proceeds from the sale of MTG which occurred in 1998
    - increased purchases of property, plant and equipment partially offset by
    -  lower purchases of long-term investments

       Net cash used in investing activities decreased in 1998 primarily due to:
    - proceeds from the sale of the MTG businesses partially offset by
    -  increased net purchases of short-term investments
    -  increased purchases of property, plant and equipment

       Net cash used in financing activities decreased in 1999 primarily due to the net increase in short-term borrowings.

      Net cash used in financing activities increased in 1998 primarily due to:
    - the increase in common stock purchases
    - increased net repayments of short-term borrowings
    - higher cash dividends

      Under the current share-purchase program begun in September 1998, we are authorized to purchase up to $5 billion of our common stock. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market for approximately $2.5 billion. Since the beginning of this program, we have purchased 80.4 million shares of our common stock for approximately $3 billion. In April 2000, the Board of Directors voted to continue this share purchase program up to limits of the remaining $2 billion in cost with a maximum of 140 million additional shares. In September 1998, we completed a program under which we purchased 79.2 million shares of our common stock at a total cost of $2 billion. Purchased shares are available for general corporate purposes.

      We have available lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. At December 31, 1999, major unused lines of credit totaled approximately $1.5 billion for pre-merger Pfizer and $800 million for pre-merger Warner-Lambert. Upon a change in control of Warner-Lambert, $500 million of Warner-Lambert's lines of credit terminated.

      Our short-term debt has been rated P1 by Moody's Investors Services (Moody's) and A-1+ by Standard and Poor's (S&P). Pfizer's pre-merger long-term debt has been rated Aaa by Moody's and AAA by S&P for the past 14 years. Moody's and S&P are the major corporate debt-rating organizations and these are their highest ratings. Warner-Lambert's pre-merger long-term debt has been rated AAA by S&P and Aa3 by Moody's.

      As a result of merging Warner-Lambert's businesses into our operations, we expect the combined company to have (excluding any impact of anticipated restructuring charges and transaction fees of $1.7 billion to $2.2 billion):

    - a compounded annual revenue growth of 13% and earnings growth of at least 25% through 2002

    - anticipated annual cost savings and efficiencies of $1.6 billion by 2002 ($200 million of these savings are expected to be achieved in 2000, $1 billion in 2001 and $1.6 billion in 2002)

    - diluted earnings per share of up to $1.00 for 2000, $1.27 for 2001 and $1.56 for 2002 (these numbers include the $1.6 billion of cost savings phased in over this time period, but do not include any increased sales from collaborative activities, the $1.8 billion termination fee paid by Warner-Lambert to American Home Products Corporation, other merger-related costs, and certain significant items)

Dividends on Common Stock

Our dividend payout ratio was approximately 39% in 1999, 34% in 1998 and 44% in 1997. In 1998, excluding the effects on net income of discontinued operations and the 1998 significant items of $682 million after-tax, the dividend payout ratio was 39%. In December 1999, pre-merger Pfizer's Board of Directors declared a first-quarter 2000 dividend of $.09. In April 2000, pre-merger Pfizer's Board of Directors declared a $.09 per share second quarter 2000 dividend. The 2000 cash dividends mark the 33rd consecutive year of quarterly dividend increases of pre-merger Pfizer. Prior to the merger, Warner-Lambert's Board of Directors declared a $.24 per share dividend in both the first and second quarters of 2000.

Banking Operation

Our international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. The results of its operations are included in Other deductions--net.

      PIBE extends credit to financially strong borrowers, largely through U.S. dollar loans made primarily for short and medium terms, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit.

      To reduce credit risk, PIBE has established credit approval guidelines, borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. PIBE continues to have S&P's highest short-term rating of A-1+.

      The net income of PIBE is affected by changes in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. PIBE is currently asset sensitive (more assets than liabilities repricing in a given period) and, therefore, we expect that in an environment of increasing interest rates, net income would increase. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions.

      For additional details regarding our banking operation, see note 4 to the consolidated financial statements, "Financial Subsidiaries."

Forward-Looking Information and
Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

      We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

      Certain risks, uncertainties and assumptions are discussed here and under the heading entitled "Cautionary Factors That May Affect Future Results" in Item 1 of Pfizer's pre-merger annual report on Form 10-K for the year ended December 31, 1999 and in Exhibit 99 to Warner-Lambert's pre-merger annual report on Form 10-K for the year ended December 31, 1999.

      This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our outlook.


COMPETITION AND THE HEALTH CARE ENVIRONMENT

In the U.S., many pharmaceutical products are subject to increasing pricing pressures, which could be significantly impacted by the current national debate over Medicare reform. If the Medicare program provided outpatient pharmaceutical coverage for its beneficiaries, the federal government, through its enormous purchasing power under the program, could demand discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. On the other hand, a Medicare drug reimbursement provision may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. In addition, managed care organizations, institutions and other government agencies continue to seek price discounts. Government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care organizations. This may result in managed care influencing prescription decisions for a larger segment of the population. International operations are also subject to price and market regulations. As a result, it is expected that pressures on pricing and operating results will continue.

FINANCIAL RISK MANAGEMENT

The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.

Foreign Exchange Risk

A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. Where practical, we seek to manage expected local currency revenues in relation to local currency costs and manage local currency assets in relation to local currency liabilities. Generally, we do not use financial instruments for trading activities.

       Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from short-term foreign currency assets and liabilities that arise during operations. For additional details on foreign exchange exposures, see note 5-D to the consolidated financial statements, "Derivative Financial Instruments--Instruments Outstanding."

      In addition, foreign currency put options are purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. These purchased options hedge Japanese yen versus the U.S. dollar.

      Also, under certain market conditions, we protect against possible declines in the reported net assets of our subsidiaries in Japan and in countries that are a member of the European Monetary Union. We do this through currency swaps and borrowing in Japanese yen and borrowing in euros.

      Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

    - forward-exchange contracts and currency swaps--net present values

    - purchased foreign currency options--foreign exchange option pricing model

    - foreign receivables, payables, debt and loans--changes in exchange rates

      In our sensitivity analysis, we assumed that the change in one currency's rate relative to the U.S. dollar would not have an effect on other currencies' rates relative to the U.S. dollar. All other factors were held constant.

      If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 5-D to the consolidated financial statements, "Derivative Financial Instruments--Accounting Policies."

Interest Rate Risk

Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. We are also subject to interest rate risk on Japanese yen and on euro short-term borrowings. Under certain market conditions, interest rate swap contracts are used to adjust interest-sensitive assets and liabilities.

      Our financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values.

      In our sensitivity analysis, we used the same change in interest rate for all maturities. All other factors were held constant. If interest rates increased by 10%, the expected effect on net income related to our financial instruments would be immaterial.

INTERNATIONAL MARKETS

Forty percent of our 1999 revenues arise from international operations and we expect revenue and net income growth in 2000 to be impacted by changes in foreign exchange rates.

European Currency

A new European currency (euro) was introduced in January 1999 to replace the separate currencies of 11 individual countries. The major changes during its first year of existence have occurred in the banking and financial sectors. The impact at the commercial and retail level has been limited but is expected to increase during the next two years through December 31, 2001, when the separate currencies will cease to exist. We are modifying systems and commercial arrangements to deal with the new currency, including the availability of dual currency processes to permit transactions to be denominated in the separate currencies, as well as the euro. The cost of this effort is not expected to have a material effect on our businesses or results of operations. We continue to evaluate the economic and operational impact of the euro, including its impact on competition, pricing and foreign currency exchange risks. There is no guarantee, however, that all problems have been foreseen and corrected, or that no material disruption will occur in our businesses.

TAX LEGISLATION

Pursuant to the Small Jobs Protection Act of 1996 (the Act), Section 936 of the Internal Revenue Code (the U.S. possessions corporation income tax credit) was repealed for tax years beginning after December 31, 1995. The Act allows us to continue using the credit against the tax arising from manufacturing income earned in a U.S. possession for an additional 10-year period. The amount of manufacturing income eligible for the credit during this additional period is subject to a cap based on income earned prior to 1996 in the U.S. possession. This 10-year extension period does not apply to investment income earned in a U.S. possession, the credit on which expired as of July 1, 1996. The Act does not affect the amendments made to Section 936 by the 1993 Omnibus Budget Reconciliation Act, which provided for a five-year phase-down of the U.S. possession tax credit from 100% to 40%. In addition, the Act permitted the extension of the R&D tax credit through June 30, 1998. In 1998, this credit was again extended to June 30, 1999, and in 1999, it was further extended to June 30, 2004.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of SFAS No.
133. SFAS No. 138 amends the accounting and reporting standards of SFAS No 133, Accounting for Derivative Instruments and Hedging Activities, for certain derivative instruments and certain hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 which delayed the effective date of SFAS No. 133. We will adopt the provisions of SFAS No. 133 and SFAS No. 138 on January 1, 2001. SFAS No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value.

      We do not expect the adoption of these statements to have a material impact on our financial position, results of operations or cash flows.

YEAR 2000

We did not experience any operational problems as a result of Year 2000 issues, and Year 2000 had no material effect on our revenues. Although the transition from 1999 to 2000 did not adversely impact our company, there can be no assurances that we will not experience any negative effects or disruptions in our businesses in the future as a result of Year 2000 issues.

      The total cost of our Year 2000 Program was $253 million, of which we incurred $168 million in 1999, $78 million in 1998 and $7 million in 1997. These costs were expensed as incurred, except for capitalizable hardware of approximately $18 million in 1999, $13 million in 1998 and $1 million in 1997 and were funded through operating cash flows. Such costs did not include normal system upgrades and replacements. Immaterial costs may be incurred in 2000 to address remaining non-critical Year 2000 issues.

LITIGATION, TAX AND ENVIRONMENTAL MATTERS

Claims have been brought against us and our subsidiaries for various legal and tax matters. In addition, our operations are subject to international, federal, state and local environmental laws and regulations. It is possible that our cash flows and results of operations could be affected by the one-time impact of the resolution of these contingencies. We believe that the ultimate disposition of these matters to the extent not previously provided for will not have a material impact on our financial condition, results of operations or cash flows, except where specifically commented on in note 19 to the consolidated financial statements, "Litigation" and note 10 to the consolidated financial statements, "Taxes on Income."

Management's Report

We prepared and are responsible for the financial statements that appear on pages 13 to 38. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

      We have designed a system of internal control to:

    - safeguard the Company's assets,

    - ensure that transactions are properly authorized, and

    - provide reasonable assurance, at reasonable cost, of the integrity, objectivity and reliability of the financial information.

      An effective internal control system has inherent limitations no matter how well designed and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. Our system of internal control includes:

     - careful selection, training and development of financial managers,

     - an organizational structure that segregates responsibilities,

     - a communications program which ensures that the Company's policies and procedures are well understood throughout the organization, and

     - an extensive program of internal audits, with prompt follow-up, including reviews of separate operations and functions around the world.

       Our independent certified public accountants, KPMG LLP, have audited the annual financial statements in accordance with generally accepted auditing standards. The independent auditors' report expresses an informed judgment as to the fair presentation of the Company's reported operating results, financial position and cash flows. Their judgment is based on the results of auditing procedures performed, the report of pre-merger Warner-Lambert Company's independent certified public accountants, PricewaterhouseCoopers LLP and such other tests that they deemed necessary, including their consideration of our internal control structure.

      We consider and take appropriate action on recommendations made by KPMG LLP and our internal auditors. We believe that our system of internal control is effective and adequate to accomplish the objectives discussed above.

/s/ William C. Steere

W. C. Steere, Jr., Principal Executive Officer

/s/ David L. Shedlarz

D. L. Shedlarz, Principal Financial Officer

/s/ Loretta V. Cangialosi

L. V. Cangialosi, Principal Accounting Officer
September 1, 2000


Independent Auditors' Report

To the Shareholders and Board of Directors of Pfizer Inc.:

We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated balance sheets of Warner-Lambert Company and its subsidiaries as of December 31, 1999 and 1998, or the related consolidated statements of income and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999, which consolidated statements reflect total assets of approximately $11,442,000,000 and $9,520,000,000 as of December 31, 1999 and 1998,
respectively, and net sales of approximately $12,929,000,000, $10,744,000,000, and $8,408,000,000 for the years ended December 31, 1999, 1998, and 1997, respectively. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts of Warner-Lambert Company and its subsidiaries for such periods, is based solely on the report of such other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

      The consolidated financial statements give retroactive effect to the merger of Pfizer Inc. and Warner-Lambert Company on June 19, 2000, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements.

      In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

New York, NY
February 14, 2000, except as to the pooling of interests of Pfizer Inc. and Warner-Lambert Company which is as of June 19, 2000 and except for Note 19 as to which the date is March 24, 2000.

                        Report of Independent Accountants

To the Board of Directors and Shareholders of Warner-Lambert Company:

In our opinion, the consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income and of cash flows for each of the three years in the period ended December 31, 1999 of Warner-Lambert Company and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position of Warner-Lambert Company and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Warner-Lambert Company for any period subsequent to December 31, 1999.


                                            PRICEWATERHOUSECOOPERS LLP


Florham Park, New Jersey
January 24, 2000, except for Note 6,
as to which the date is February 7, 2000

CONSOLIDATED STATEMENT OF INCOME



---------------------------------------------------------------------------------------------------------
                                                                                 Year ended December 31
                                                                               --------------------------
    (millions, except per share data)                                          1999       1998       1997
---------------------------------------------------------------------------------------------------------

    Revenues                                                                $27,376    $23,231    $18,975
    Costs and expenses:
     Cost of sales                                                            5,464      4,907      4,261
     Selling, informational and administrative expenses                      10,810      9,563      7,870
     Research and development expenses                                        4,036      3,305      2,536
     Other deductions--net                                                      121      1,059        329
---------------------------------------------------------------------------------------------------------
    Income from continuing operations before provision
     for taxes on income and minority interests                               6,945      4,397      3,979
    Provision for taxes on income                                             1,968      1,163      1,081
    Minority interests                                                            5          2         10
---------------------------------------------------------------------------------------------------------
    Income from continuing operations                                         4,972      3,232      2,888
    Discontinued operations--net of tax                                         (20)     1,401        131
---------------------------------------------------------------------------------------------------------
    Net income                                                              $ 4,952    $ 4,633    $ 3,019
---------------------------------------------------------------------------------------------------------
    EARNINGS PER COMMON SHARE--BASIC
     Income from continuing operations                                      $   .81    $   .53    $   .48
     Discontinued operations--net of tax                                         --        .23        .02
---------------------------------------------------------------------------------------------------------
     Net income                                                             $   .81    $   .76    $   .50
---------------------------------------------------------------------------------------------------------
    EARNINGS PER COMMON SHARE--DILUTED
     Income from continuing operations                                      $   .79    $   .51    $   .46
     Discontinued operations--net of tax                                       (.01)       .22        .02
---------------------------------------------------------------------------------------------------------
     Net income                                                             $   .78    $   .73    $   .48
---------------------------------------------------------------------------------------------------------
    Weighted average shares -- basic                                          6,126      6,120      6,084
    Weighted average shares -- diluted                                        6,317      6,362      6,297
=========================================================================================================

We have restated all periods presented to reflect the merger with Warner-Lambert Company on June 19, 2000, which was accounted for as a pooling of interests.

See Notes to Consolidated Financial Statements which are an integral part of these statements.

    CONSOLIDATED BALANCE SHEET


---------------------------------------------------------------------------------------------------------
                                                                                          December 31
                                                                                        ---------------
    (millions, except per share data)                                                   1999       1998
---------------------------------------------------------------------------------------------------------

    ASSETS
    Current Assets
    Cash and cash equivalents                                                          $2,358    $ 2,407
    Short-term investments                                                              4,028      2,510
    Accounts receivable, less allowance for doubtful accounts:
     1999--$230; 1998--$199                                                             5,368      4,201
    Short-term loans                                                                      273        150
    Inventories
     Finished goods                                                                     1,147      1,123
     Work in process                                                                      977      1,198
     Raw materials and supplies                                                           464        455
---------------------------------------------------------------------------------------------------------
      Total inventories                                                                 2,588      2,776
---------------------------------------------------------------------------------------------------------
    Prepaid expenses and taxes                                                          1,696      1,649
---------------------------------------------------------------------------------------------------------
      Total current assets                                                             16,311     13,693
    Long-term loans and investments                                                     1,764      1,860
    Property, plant and equipment, less accumulated depreciation                        8,685      7,237
    Goodwill, less accumulated amortization:
     1999--$256; 1998--$210                                                             1,870      2,010
    Other assets, deferred taxes and deferred charges                                   2,742      2,427
---------------------------------------------------------------------------------------------------------
      Total assets                                                                    $31,372    $27,227
---------------------------------------------------------------------------------------------------------
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current Liabilities
    Short-term borrowings, including current portion of long-term debt                 $5,299    $ 2,993
    Accounts payable                                                                    1,889      1,892
    Dividends payable                                                                     349        285
    Income taxes payable                                                                1,079      1,327
    Accrued compensation and related items                                                905        848
    Other current liabilities                                                           2,706      2,542
---------------------------------------------------------------------------------------------------------
      Total current liabilities                                                        12,227      9,887
    Long-term debt                                                                      1,774      1,794
    Postretirement benefit obligation other than pension plans                            515        505
    Deferred taxes on income                                                              485        393
    Other noncurrent liabilities                                                        2,421      2,032
---------------------------------------------------------------------------------------------------------
      Total liabilities                                                                17,422     14,611

---------------------------------------------------------------------------------------------------------
    Shareholders' Equity
    Preferred stock, without par value; 12 shares authorized, none issued                  --         --
    Common stock, $.05 par value; 9,000 shares authorized;
     issued: 1999--6,631; 1998--6,559                                                     332        328
    Additional paid-in capital                                                          5,943      5,629
    Retained earnings                                                                  18,459     15,403
    Accumulated other comprehensive expense                                            (1,045)      (633)
    Employee benefit trusts                                                            (2,888)    (4,200)
    Treasury stock, shares at cost:
     1999--413; 1998--339                                                              (6,851)    (3,911)
---------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                       13,950     12,616
      Total liabilities and shareholders' equity                                      $31,372    $27,227
=========================================================================================================

We have restated all periods presented to reflect the merger with Warner-Lambert Company on June 19, 2000, which was accounted for as a pooling of interests.

See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                          Employee
                                 Common Stock       Additional         Benefit Trusts     Treasury Stock
                              --------------------     Paid-in      -------------------   ---------------           Retained
(millions)                    Shares     Par Value     Capital      Shares   Fair Value   Shares     Cost           Earnings
--------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997        2,146         $107       $1,735        (36)   $ (1,488)       (87)  $(1,482)         $10,835
Restatement for the 1999
stock split                    4,292          215         (215)       (72)         --       (175)       --               --
--------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997,
as restated                    6,438          322        1,520        (108)    (1,488)      (262)   (1,482)          10,835
Comprehensive income:
 Net income                                                                                                           3,019
 Other comprehensive
  expense-- net of tax:
  Currency translation
   adjustment
  Net unrealized gain on
   available- for-sale
   securities
  Minimum pension liability
     Total other
comprehensive expense

Total comprehensive income
    Cash dividends declared                                                                                          (1,294)
    Stock option transactions      55            2          503                                13       68
    Purchases of common stock                                                                 (34)    (586)
    Employee benefit trusts
     transactions-- net                                   1,177          1     (1,158)         --        7
    Other                          (7)          --          (20)
--------------------------------------------------------------------------------------------------------------------------------
    Balance December 31, 1997   6,486          324        3,180       (107)    (2,646)       (283)  (1,993)           12,560
    Comprehensive income:
     Net income                                                                                                        4,633
     Other comprehensive
      expense-- net of tax:
      Currency translation
      adjustment
      Net unrealized loss on
       available-
       for-sale
       securities
      Minimum pension
      liability

    Total other  comprehensive
     expense
    Total comprehensive
     income
    Cash dividends declared                                                                                            (1,786)
    Stock option transactions        82          4         1,011                                --       (18)
    Purchases of common stock                                                                  (58)   (1,912)
    Employee benefit trusts
     transactions--net                                     1,633         5     (1,554)           2        12
    Other                            (9)        --          (195)                                                          (4)
--------------------------------------------------------------------------------------------------------------------------------
    Balance December 31, 1998     6,559        328         5,629      (102)    (4,200)        (339)   (3,911)          15,403
    Comprehensive income:
     Net income                                                                                                         4,952
     Other comprehensive
     expense-- net of tax:
      Currency translation
      adjustment
      Net unrealized gain on
      available- for-sale
      securities
      Minimum pension liability

     Total other comprehensive
     expense

     Total comprehensive
     income
    Cash dividends declared                                                                                            (1,894)
    Stock option transactions        70          4           903                                --         (16)
    Purchases of common stock                                                                  (66)     (2,500)
    Employee benefit trusts
     transactions--net                                      (735)       13      1,312           (8)       (424)
    Other                             2         --           146                                                           (2)
--------------------------------------------------------------------------------------------------------------------------------
    BALANCE DECEMBER 31, 1999     6,631       $332        $5,943       (89)   $(2,888)        (413)    $(6,851)       $18,459
================================================================================================================================




                                         Accum.
                                     Other Com-
                                     prehensive
(millions)                          Inc./(Exp.)         Total
-------------------------------------------------------------
Balance January 1, 1997                $   (85)      $  9,622
Restatement for the 1999
stock split                                 --             --
-------------------------------------------------------------
Balance January 1, 1997,
as restated                                (85)         9,622
Comprehensive income:
 Net income                                             3,019
 Other comprehensive
  expense-- net of tax:
  Currency translation
   adjustment                             (447)          (447)
  Net unrealized gain on
   available- for-sale
   securities                                9              9
  Minimum pension liability                 (1)            (1)
-------------------------------------------------------------
     Total other
comprehensive expense                     (439)          (439)
                                       -------        -------
Total comprehensive income                              2,580
    Cash dividends declared                            (1,294)
    Stock option transactions                             573
    Purchases of common stock                            (586)
    Employee benefit trusts
     transactions-- net                                    26
    Other                                                 (20)
-------------------------------------------------------------
    Balance December 31, 1997             (524)        10,901
    Comprehensive income:
     Net income                                         4,633
     Other comprehensive
      expense-- net of tax:
      Currency translation                 (16)           (16)
      adjustment
      Net unrealized loss on
       available-
       for-sale
       securities                          (16)           (16)
      Minimum pension
      liability                            (77)           (77)
                                       -------        -------
    Total other  comprehensive
     expense                              (109)          (109)
                                       -------        -------
    Total comprehensive
     income                                             4,524
    Cash dividends declared                            (1,786)
    Stock option transactions                             997
    Purchases of common stock                          (1,912)
    Employee benefit trusts
     transactions--net                                     91
    Other                                                (199)
-------------------------------------------------------------
    Balance December 31, 1998             (633)        12,616
    Comprehensive income:
     Net income                                         4,952
     Other comprehensive
     expense-- net of tax:
      Currency translation
      adjustment                          (503)          (503)
      Net unrealized gain on
      available- for-sale
      securities                           111            111
      Minimum pension liability            (20)           (20)
                                       -------        -------
     Total other comprehensive
     expense                              (412)          (412)
                                       -------        -------
     Total comprehensive
     income                                             4,540
    Cash dividends declared                            (1,894)
    Stock option transactions                             891
    Purchases of common stock                          (2,500)
    Employee benefit trusts
     transactions--net                                    153
    Other                                                 144
-------------------------------------------------------------
    BALANCE DECEMBER 31, 1999          $(1,045)       $13,950
=============================================================

    We have restated all periods presented to reflect the merger with Warner-Lambert Company on June 19, 2000, which was accounted for as a pooling of interests.

    See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS


----------------------------------------------------------------------------------------------------------
                                                                                  Year ended December 31
                                                                                --------------------------
(millions of dollars)                                                           1999       1998       1997
----------------------------------------------------------------------------------------------------------

    OPERATING ACTIVITIES
     Income from continuing operations                                     $  4,972     $3,232   $  2,888
     Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
      Depreciation and amortization                                             905        797        710
      Trovan inventory write-off                                                310         --         --
      Asset impairments and restructuring charges                                --        358         --
      Deferred taxes and other                                                  185       (142)       122
      Changes in assets and liabilities, net of effect of businesses divested:
       Accounts receivable                                                   (1,274)      (902)      (466)
       Inventories                                                             (278)      (566)      (505)
       Prepaid and other assets                                                (127)      (486)      (178)
       Accounts payable and accrued liabilities                                 378        970        415
       Income taxes payable                                                     144      1,143         16
       Other deferred items                                                     250        795        147
----------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                 5,465      5,199      3,149
----------------------------------------------------------------------------------------------------------
    INVESTING ACTIVITIES
     Purchases of property, plant and equipment                              (2,493)    (1,951)    (1,391)
     Proceeds from disposals of property, plant and equipment                    83        118         64
     Purchases of short-term investments, net of maturities                  (9,270)    (5,965)      (385)
     Proceeds from redemptions of short-term investments                      7,785      4,328        232
     Proceeds from sales of businesses--net                                      26      3,184         21
     Acquisitions of businesses                                                  --         --       (228)
     Purchases of long-term investments                                        (351)      (782)      (112)
     Other investing activities                                                 342        278        148
----------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                    (3,878)      (790)    (1,651)
----------------------------------------------------------------------------------------------------------
    FINANCING ACTIVITIES
     Proceeds from issuances of long-term debt                               14,025      4,295     15,040
     Repayments of long-term debt                                           (14,046)    (4,786)   (15,291)
     Increase in short-term debt                                              2,134        458        435
     Repayments of short-term debt                                              (14)      (456)      (116)
     Proceeds from stock issuances                                               62         --         --
     Purchases of common stock                                               (2,542)    (2,177)      (721)
     Cash dividends paid                                                     (1,820)    (1,501)    (1,294)
     Stock option transactions and other                                        574        526        457
----------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                    (1,627)    (3,641)    (1,490)
----------------------------------------------------------------------------------------------------------
    Net cash (used in)/provided by discontinued operations                      (20)         4        118
----------------------------------------------------------------------------------------------------------
    Effect of exchange-rate changes on cash and cash equivalents                 11         21        (59)
----------------------------------------------------------------------------------------------------------
    Net (decrease)/increase in cash and cash equivalents                        (49)       793         67
    Cash and cash equivalents at beginning of year                            2,407      1,614      1,547
----------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                               $  2,358    $ 2,407   $  1,614
==========================================================================================================
    Supplemental Cash Flow Information
     Cash paid during the period for:
     Income taxes                                                          $  1,573    $ 1,361   $  1,056
     Interest                                                                   379        259        301
==========================================================================================================


We have restated all periods presented to reflect the merger with Warner-Lambert Company on June 19, 2000, which was accounted for as a pooling of interests.

See Notes to Consolidated Financial Statements which are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 Significant Accounting Policies

A--CONSOLIDATION AND BASIS OF PRESENTATION

On June 19, 2000 we completed our merger with Warner-Lambert Company (Warner-Lambert). A wholly owned subsidiary of Pfizer merged with and into Warner-Lambert, which survived the merger as a wholly owned subsidiary of Pfizer. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. As a result, we restated all prior period consolidated financial statements presented to reflect the combined results of operations, financial position and cash flows of both companies as if they had always been merged (see note 2, "Merger of Pfizer and Warner-Lambert").

    The consolidated financial statements include our parent company and all significant subsidiaries, including those operating outside the U.S. For certain subsidiaries operating outside the U.S., balance sheet amounts are as of November 30 of each year and income statement amounts are for the full-year period ending on the same date. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassifications to the 1998 and 1997 financial statements to conform to the 1999 presentation.

    In preparing the financial statements, we must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, employee benefits and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange and legislation. "Forward-Looking Information and Factors That May Affect Future Results" discusses these and other uncertainties.

B--CASH EQUIVALENTS

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

C--INVENTORIES

We value inventories at cost or fair value, if lower. Cost is determined as follows:

  - finished goods and work-in-process at first-in, first-out (FIFO) or average actual cost

  - raw materials and supplies at FIFO, average or latest actual cost

    In 1999, we changed the method of determining the cost of all of our remaining inventories previously on the last-in, first-out (LIFO) method to the FIFO method. Those inventories consisted of certain U.S.-sourced pharmaceuticals and part of the animal health inventories. We believe that the change in accounting for inventories from LIFO to FIFO is preferable because inventory costs are stable and substantially unaffected by inflation. The change in the method of inventory costing resulted in a pre-tax benefit of $6.6 million included in Cost of sales for 1999.

D--LONG-LIVED ASSETS

Long-lived assets include:

  - property, plant and equipment--These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets' estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

  - goodwill--Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method. We amortize goodwill evenly over periods not exceeding 40 years. The average amortization period is 37 years.

  - other intangible assets--Other intangible assets are included in Other assets, deferred taxes and deferred charges. We amortize these assets evenly over their estimated useful lives.

    We review long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows is less than the carrying value of these assets.

E--FOREIGN CURRENCY TRANSLATION

For most international operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders' Equity. We translate statement of income accounts at average rates for the period. Transaction adjustments are recorded in Other deductions--net.

    For operations in highly inflationary economies, we translate the balance sheet items as follows:

  - monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in Other deductions--net

  - non-monetary items at historical rates (that is, those rates in effect when the items were first recorded)

F--PRODUCT ALLIANCES

We have agreements to promote pharmaceutical products developed by other companies. Alliance revenue recorded under these co-promotion agreements is derived from the sale of products. The revenue is earned when our co-promotion partners ship the related goods and the sale is consummated with a third party. Such revenue is primarily based upon a percentage of our co-promotion partners' net sales. Selling, informational and administrative expenses in most cases includes other expenses for selling and marketing these products.

    We have license agreements in certain foreign countries for these products. When products are sold under license agreements, we record Net sales instead of Alliance revenue and record related costs and expenses in the appropriate captions in the statement of income. Net sales and alliance revenue are included in Revenues in the statement of income.

G--STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, we elected to account for our stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

    The exercise price of stock options granted equals the market price on the date of grant. In general, there is no recorded expense related to stock options.

H--ADVERTISING EXPENSE

We record advertising expense as follows:

  - production costs as incurred

  - costs of radio time, television time and space in publications are deferred until the advertising first occurs Advertising expense totaled $2,366 million in 1999, $2,066 million in 1998, and $1,738 million in 1997.

2 Merger of Pfizer and Warner-Lambert

On June 19, 2000, we completed our merger with Warner-Lambert. Under an Agreement and Plan of Merger dated February 6, 2000, a wholly owned subsidiary of Pfizer merged with and into Warner-Lambert. Warner-Lambert survived the merger as a wholly owned subsidiary of Pfizer. Warner-Lambert develops, manufactures and markets a diversified line of health care and consumer products.

    Under the terms of the merger, each share of Warner-Lambert common stock, par value $1.00 per share, issued and outstanding, other than shares owned directly or indirectly by Warner-Lambert, was converted into the right to receive 2.75 shares of Pfizer common stock, par value $.05 per share. We issued approximately 2,440 million shares of our common stock for all the outstanding common stock of Warner-Lambert.

    The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 "Business Combinations". As a result, we restated all prior period consolidated financial statements presented to include the results of operations, financial position and cash flows of Warner-Lambert. Prior to the merger, the only significant transactions between Pfizer and Warner-Lambert occurred under the Lipitor marketing agreements. We have eliminated these transactions from the restated combined financial statements. Certain reclassifications were made to conform the presentation of the restated financial statements.

    The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements for the most recent quarter prior to the merger and the years presented follow:


================================================================================
                          Three Months
                         Ended April 2,              Year Ended December 31,
                         --------------         --------------------------------
(millions of dollars)              2000         1999        1998          1997
--------------------------------------------------------------------------------
Revenues:
  Pfizer                          $4,315      $16,204     $13,544       $11,055
  Warner-Lambert                   3,407       12,929      10,744         8,408
  Adjustments (1)                   (447)      (1,532)       (874)         (337)
  Reclassifications (2)              (53)        (225)       (183)         (151)
--------------------------------------------------------------------------------
  Combined                        $7,222      $27,376     $23,231       $18,975
--------------------------------------------------------------------------------
Income from
  continuing operations:
  Pfizer                          $1,180      $ 3,199     $ 1,950       $ 2,082
  Warner-Lambert                  (1,398)       1,733       1,273           862
  Adjustments (1)(3)                  14           40           9           (56)
--------------------------------------------------------------------------------
Combined                          $ (204)     $ 4,972     $ 3,232       $ 2,888
================================================================================


   The net assets of the separate companies and the combined amounts presented in the financial statements for the periods prior to the merger follow:


======================================================
                                     December 31,
                                   -------------------
(millions of dollars)                1999       1998
------------------------------------------------------
Pfizer                             $ 8,887   $ 8,810
Warner-Lambert                       5,098     3,880
Adjustments (1)(3)                     (35)      (74)
------------------------------------------------------
Combined                           $13,950   $12,616
======================================================

(1) Represents the elimination of transactions and balances between the companies under the Lipitor marketing agreements.

(2) Reclassifications made to conform to the post-merger presentation.

(3) As of, and for each of the three years ended, December 31, 1999, 1998 and 1997, we adjusted for the impact of a change in the calculation of Warner-Lambert's pension asset to conform to our method of calculating fair value. In the three months ended April 2, 2000, we adjusted income tax expense as a result of assuming the companies had always been combined.

    In the first quarter of 2000, we incurred $1,838 million of transaction costs related to the termination of the proposed Warner-Lambert/American Home Products Corporation merger.

    In May 1999, Warner-Lambert acquired Agouron Pharmaceuticals, Inc. (Agouron), an integrated pharmaceutical company committed to the discovery and development of innovative therapeutic products for treatment of cancer, AIDS and other serious diseases. Warner-Lambert exchanged 28.8 million shares of its common stock for all of the common stock of Agouron. Each outstanding share of Agouron common stock was exchanged for .8934 shares of Warner-Lambert common stock. In addition, Agouron's employee stock options outstanding were converted at the same rate and resulted in options to purchase
7.5 million shares of Warner-Lambert common stock.

      The transaction was accounted for as a pooling of interests and qualified as a tax-free exchange. Accordingly, all consolidated financial statements presented have been restated to include combined results of operations, financial position and cash flows of Agouron as though it had always been a part of Warner-Lambert. Prior to the merger, Agouron's fiscal year ended on June 30. As a result, Agouron's financial statements have been restated to conform with Warner-Lambert's December 31 year end. No adjustments were necessary to conform Agouron's accounting policies. Certain reclassifications were made to the Agouron financial statements to conform to Warner-Lambert's presentation.

      The results of operations for the separate companies and the combined amounts for the most recent quarter prior to the merger and the prior years presented in the consolidated financial statements are shown below:

=====================================================================
                                   Three Months          Year Ended
                                Ended March 31,         December 31,
                             ------------------  -------------------
(millions of dollars)          1999               1998       1997
---------------------------------------------------------------------
Revenues:
  Warner-Lambert            $2,860              $10,214    $8,180
  Agouron                      146                  530       228
---------------------------------------------------------------------
  Combined                  $3,006              $10,744    $8,408
---------------------------------------------------------------------
Net income:
  Warner-Lambert            $  381              $ 1,254    $  869
  Agouron                        1                   19        (7)
---------------------------------------------------------------------
  Combined                  $  382              $ 1,273    $  862
=====================================================================

3 Discontinued Operations

In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group, divested in 1996. For additional details, see note 19, "Litigation."

      In 1998, we completed the sale of the Medical Technology Group (MTG) segment. Accordingly, the consolidated financial statements and related notes reflect the results of operations and net assets of the MTG businesses--Valleylab, Schneider, American Medical Systems (AMS), Howmedica and Strato/Infusaid--as discontinued operations. We completed the sales of:

      - Howmedica to Stryker Corporation in December for $1.65 billion in cash

      - Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

      - AMS to E.M. Warburg, Pincus & Co., LLC in September for $130 million in cash

      - Valleylab to U.S. Surgical Corporation in January for $425 million in cash

      In 1997, we sold Strato/Infusaid to Horizon Medical Products and Arrow International for $21 million in cash.

      Discontinued operations--net of tax were as follows:

=======================================================================================
(millions of dollars)                           1999            1998            1997
---------------------------------------------------------------------------------------
Revenues                                        $--           $1,160          $1,449
---------------------------------------------------------------------------------------
Pre-tax income/(loss)                           $(20)         $   92          $  232
Provision for taxes on income                    --               57              93
---------------------------------------------------------------------------------------
Income/(loss) from operations of
  discontinued businesses--net of tax            (20)             35             139
---------------------------------------------------------------------------------------
Pre-tax gain/(loss) on disposal of
  discontinued businesses                        --            2,504             (11)
Provision/(benefit) for taxes on
  gain/(loss)                                    --            1,138              (3)
---------------------------------------------------------------------------------------
Gain/(loss) on disposal of discontinued
  businesses--net of tax                         --            1,366              (8)
---------------------------------------------------------------------------------------
Discontinued operations--net of tax            $(20)          $1,401          $  131
=======================================================================================


4 Financial Subsidiaries

Our financial subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:



CONDENSED BALANCE SHEET
===============================================================================
(millions of dollars)                                        1999         1998
-------------------------------------------------------------------------------
Cash and interest-bearing deposits                           $114         $103
Loans--net                                                    380          433
Other assets                                                   13           15
-------------------------------------------------------------------------------
  Total assets                                               $507         $551
-------------------------------------------------------------------------------
Certificates of deposit and
  other liabilities                                          $ 24         $ 97
Shareholders' equity                                          483          454
-------------------------------------------------------------------------------
  Total liabilities and
  shareholders' equity                                       $507         $551
===============================================================================
CONDENSED STATEMENT OF INCOME

===============================================================================
(millions of dollars)                                        1999         1998
-------------------------------------------------------------------------------
Interest income                                               $27          $30
Interest expense                                               (2)          (2)
Other income--net                                               8            1
-------------------------------------------------------------------------------
Net income                                                    $33          $29
===============================================================================

5 Financial Instruments

Most of our financial instruments are recorded in the balance sheet. Several "derivative" financial instruments are "off-balance-sheet" items.

A--INVESTMENTS IN DEBT AND EQUITY SECURITIES

Information about our investments follows:

=======================================================================================
(millions of dollars)                                            1999          1998
---------------------------------------------------------------------------------------
Trading securities                                           $    113       $    99
---------------------------------------------------------------------------------------
Amortized cost and fair value of held-to-maturity
  debt securities:*
   Corporate debt                                               3,689         2,407
   Certificates of deposit                                      1,846         1,479
---------------------------------------------------------------------------------------
  Total held-to-maturity debt securities                        5,535         3,886
---------------------------------------------------------------------------------------
Cost and fair value of available-for-sale
  debt securities*                                                686          686
---------------------------------------------------------------------------------------
Cost of available-for-sale equity
  securities                                                       87           98
Gross unrealized gains                                            261          106
Gross unrealized losses                                            (4)         (28)
---------------------------------------------------------------------------------------
  Fair value of available-for-sale equity securities              344          176
---------------------------------------------------------------------------------------
Total investments                                             $ 6,678       $4,847
=======================================================================================

*Gross unrealized gains and losses are not significant.

      These investments are in the following captions in the balance sheet:

=======================================================================================
(millions of dollars)                                           1999          1998
---------------------------------------------------------------------------------------
Cash and cash equivalents                                     $1,828        $1,448
Short-term investments                                         3,754         2,409
Long-term loans and investments                                1,096           990
---------------------------------------------------------------------------------------
Total investments                                             $6,678        $4,847
=======================================================================================

      The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 1999, were as follows:

=======================================================================================
                                                    Years
                                ------------------------------------------
                                              Over 1   Over 5
(millions of dollars)           Within 1        to 5    to 10      Over 10      Total
---------------------------------------------------------------------------------------
Held-to-maturity
  debt securities:
   Corporate debt                 $3,625        $ 41     $ 11        $12       $3,689
   Certificates of deposit         1,844           2       --         --        1,846
Available-for-sale
  debt securities:
   Certificates of deposit            --         370       75         --          445
   Corporate debt                     --          91      150         --          241
---------------------------------------------------------------------------------------
   Total debt securities          $5,469        $504     $236        $12       $6,221
Available-for-sale
  equity securities                                                               344
Trading securities                                                                113
---------------------------------------------------------------------------------------
Total investments                                                              $6,678
=======================================================================================


B--SHORT-TERM BORROWINGS

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 4.3% in 1999 and 4.0% in 1998. Pre-merger Pfizer had approximately $1.5 billion available to borrow under lines of credit at December 31, 1999. Pre-merger Warner-Lambert had approximately $800 million available to borrow under lines of credit at December 31, 1999. Upon a change in control of Warner-Lambert, $500 million of Warner-Lambert's lines of credit terminated.

C--LONG-TERM DEBT

============================================================================
(millions of dollars)                                   1999         1998
----------------------------------------------------------------------------
Floating-rate unsecured notes                         $  491       $  491
Commercial paper, expected to be refinanced on
  a long-term basis                                      408          383
5.8% notes                                               250          250
6% notes                                                 250          250
6.6% notes                                               200          200
Floating-rate unsecured notes, expected to be
  refinanced on a long-term basis                        100          100
Other borrowings and mortgages                            75          120
----------------------------------------------------------------------------
Total long-term debt                                  $1,774       $1,794
----------------------------------------------------------------------------
Current portion not included above                    $   24       $   22
============================================================================


      The floating-rate unsecured notes mature on various dates from 2001 to 2005 and bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 6.1% at December 31, 1999. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity. In September 1998, we repaid $195 million of the outstanding floating-rate unsecured notes prior to their scheduled maturity by using the proceeds from the issuance of short-term commercial paper.

      The commercial paper and floating-rate unsecured notes, expected to be refinanced, bear interest at our commercial paper borrowing rate. The weighted average interest rates for both the commercial paper and floating-rate unsecured notes were 5.8% at December 31, 1999.

      Long-term debt, excluding commercial paper and floating-rate unsecured notes, expected to be refinanced, outstanding at December 31, 1999, matures as follows:

=============================================================================
                                                                       After
(millions of dollars)                   2001    2002    2003    2004    2004
-----------------------------------------------------------------------------
Maturities                              $151    $368    $258      $1    $488
=============================================================================

D--DERIVATIVE FINANCIAL INSTRUMENTS

PURPOSE

"Forward-exchange contracts," "currency swaps" and "purchased currency options" are used to reduce exposure to foreign exchange risks. Also, "interest rate swap" contracts are used to adjust interest rate exposures.

ACCOUNTING POLICIES

We consider derivative financial instruments to be "hedges" (that is, an offset of foreign exchange and interest rate risks) when certain criteria are met. Under hedge accounting for a purchased currency option, its impact on earnings is deferred until the recognition of the underlying hedged item (inventory) in earnings. We recognize the earnings impact of the other instruments during the terms of the contracts, along with the earnings impact of the items they offset.

       Purchased currency options are recorded at cost and amortized evenly to operations through the expected inventory delivery date. Gains at the transaction date are included in the cost of the related inventory purchased.

       As interest rates change, we accrue the difference between the interest rates on debt recognized in the statement of income and the amounts payable to or receivable from counterparties under interest rate swap contracts. Likewise, amounts arising from currency swap contracts are accrued as exchange rates change.

       The financial statements include the following items related to derivative and other financial instruments serving as hedges or offsets:

       Prepaid expenses and taxes includes:

          - purchased currency options

       Other current liabilities includes:

          - fair value of forward-exchange contracts

          - net amounts payable related to interest rate swap contracts

       Other noncurrent liabilities includes:

          - net amounts payable related to currency swap contracts

       Accumulated other comprehensive expense includes changes in the:

          - foreign exchange translation of currency swaps and foreign debt

       Other deductions--net includes:

          - changes in the fair value of foreign exchange contracts and changes in foreign currency assets and liabilities

          - payments under swap contracts to offset, primarily, interest expense or, to a lesser extent, net foreign exchange losses

          - amortization of discounts or premiums on currencies sold under forward-exchange contracts

       Our criteria to qualify for hedge accounting are:

       Foreign currency instruments must:

          - relate to a foreign currency asset, liability or an anticipated transaction that is probable and whose characteristics and terms have been identified

          - involve the same currency as the hedged item

          - reduce the risk of foreign currency exchange movements on our operations

       Interest rate instruments must:

          - relate to an asset or a liability

          - change the character of the interest rate by converting a variable rate to a fixed rate or vice versa

       The following table summarizes the exposures hedged or offset by the various instruments we use:

======================================================================
                                             Maximum Maturity in Years
                                             -------------------------
Instrument                       Exposure    1999     1998    1997
----------------------------------------------------------------------
Forward-exchange         Foreign currency
  contracts        assets and liabilities      .5       .5      .5
----------------------------------------------------------------------
Currency swaps            Net investments       4        5       --
                                    Loans      .3        1       2
----------------------------------------------------------------------
Purchased             Inventory purchases
  currency options              and sales      .9        1       1
----------------------------------------------------------------------
Interest rate swaps         Debt interest       4        5       1
======================================================================

INSTRUMENTS OUTSTANDING

The notional amounts of derivative financial instruments, except for currency swaps, do not represent actual amounts exchanged by the parties, but instead represent the amount of the item on which the contracts are based.

       The notional amounts of our foreign currency and interest rate contracts follow:

================================================================================
(millions of dollars)                                       1999         1998
--------------------------------------------------------------------------------
FOREIGN CURRENCY CONTRACTS:
  Commitments to sell foreign currencies, primarily
  in exchange for U.S. dollars:
   Euro*                                                  $1,050       $   --
   U.K. pounds                                               851          482
   Japanese yen                                              587          389
   Australian dollars                                         96          110
   Irish punt*                                                91           61
   Canadian dollars                                           82           70
   Netherlands guilders*                                      --          316
   French francs*                                             --          216
   Other currencies                                          296          312
  Commitments to purchase foreign currencies,
  primarily in exchange for U.S. dollars:
   Euro*                                                     521           --
   U.K. pounds                                               101           53
   Irish punt*                                                50          532
   German marks*                                              47          385
   Netherlands guilders*                                      --          156
   Other currencies                                          197          152
--------------------------------------------------------------------------------
  Total forward-exchange contracts                        $3,969       $3,234
================================================================================
  Currency swaps:
   Japanese yen                                           $  829       $  754
   U.K. pounds                                                40           40
--------------------------------------------------------------------------------
  Total currency swaps                                    $  869       $  794
--------------------------------------------------------------------------------
  Purchased currency options, primarily for
  U.S. dollars:
   Japanese yen                                           $  393       $  364
   Other currencies                                           30           25
--------------------------------------------------------------------------------
  Total purchased currency options                        $  423       $  389
================================================================================
Interest rate swap contracts--Japanese yen                $  353       $  321
================================================================================

*On January 1, 1999, members of the European Monetary Union were permitted to use the new currency, the euro, or their old currency.

       The Japanese yen for U.S. dollar currency swaps require that we make interim payments of a fixed rate of 1.1% on the Japanese yen payable and have interim receipts of a variable rate based on a commercial paper rate on the U.S. dollar receivable. These currency swaps replaced $625 million of Japanese yen debt, which previously served as a hedge of our net investments in Japan, as well as related interest rate swaps.

       The Japanese yen interest rate swaps effectively fixed the interest rate on floating-rate Japanese yen debt at 1.4% in 1999 and 1998. The floating interest rates were based on "LIBOR" rates related to the contract currency.

E--FAIR VALUE

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

     - short-term financial instruments (cash equivalents, accounts receivable and payable, forward-exchange contracts, short-term investments and borrowings)--cost approximates fair value because of the short maturity period

     - loans--cost approximates fair value because of the short interest-reset period

     - long-term investments, long-term debt, forward-exchange contracts and purchased currency options--fair value is based on market or dealer quotes

     - interest rate and currency swap agreements--fair value is based on estimated cost to terminate the agreements (taking into account broker quotes, current interest rates and the counterparties' creditworthiness)


       The differences between fair and carrying values of our derivative and other financial instruments were not material at December 31, 1999 and 1998, except for a net difference of $257 million at December 31, 1999 for available-for-sale equity securities.

F--CREDIT RISK

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments. No individual counterparty credit exposure exceeded 10% of our consolidated Shareholders' Equity at December 31, 1999.

6 COMPREHENSIVE INCOME

Changes in accumulated other comprehensive expense follow:

===========================================================================================
                                                    Net
                                             Unrealized                     Accumulated
                           Currency      Gain/(Loss) on        Minimum       Other Com-
                        Translation      Available-For-        Pension       prehensive
(millions of dollars)    Adjustment     Sale Securities      Liability         Expense*
-------------------------------------------------------------------------------------------
Balance
  January 1, 1997           $   (62)              $  52          $ (75)         $   (85)
Period change                  (447)                  9             (1)            (439)
-------------------------------------------------------------------------------------------
Balance
  December 31,
  1997                         (509)                 61            (76)            (524)
Period change                   (16)                (16)           (77)            (109)
-------------------------------------------------------------------------------------------
Balance
  December 31,
  1998                         (525)                 45           (153)            (633)
Period change                  (503)                111            (20)            (412)
-------------------------------------------------------------------------------------------
BALANCE
  DECEMBER 31,
  1999                      $(1,028)              $ 156          $(173)         $(1,045)
===========================================================================================

*Income tax benefit for other comprehensive expense was $186 million in 1997, $103 million in 1998 and $163 million in 1999.

7 INVENTORIES

In June 1999, the European Union's Committee for Proprietary Medicinal Products suspended the European Union licenses of the oral and intravenous formulations of Trovan for 12 months. Based on our evaluation of these events and related matters, we determined that it was unlikely that certain Trovan inventories of finished goods, bulk, work-in-process, and raw materials will be used. Accordingly, in the third quarter of 1999, we recorded a charge of $310 million ($205 million after-tax, or $.03 after-tax per diluted share) in Cost of sales to write off Trovan inventories in excess of the amount required to support expected sales.

8 Property, Plant and Equipment

The major categories of property, plant and equipment follow:

=========================================================================
                                           Useful
                                            Lives
(millions of dollars)                      (years)      1999      1998
-------------------------------------------------------------------------
Land                                           --    $   224   $   196
Buildings                               33 1/3-50      3,329     2,841
Machinery, furniture and fixtures            3-20      7,675     6,718
Construction in progress                       --      1,963     1,631
-------------------------------------------------------------------------
                                                      13,191    11,386
Less: accumulated depreciation                         4,506     4,149
-------------------------------------------------------------------------
Total property, plant and equipment                  $ 8,685   $ 7,237
=========================================================================

9 OTHER DEDUCTIONS--NET

The components of other deductions--net follow:


=============================================================================
(millions of dollars)                     1999           1998         1997
-----------------------------------------------------------------------------
Interest income                          $(427)       $  (241)       $(203)
Interest expense                           403            276          325
Interest expense capitalized               (40)           (26)         (11)
-----------------------------------------------------------------------------
Net interest (income)/expense              (64)             9          111
Co-promotion payments to Searle             --            240           --
Merger expenses--Agouron                    33             --           --
Contribution to The
  Pfizer Foundation                         --            300           --
Legal settlements involving the
  brand-name prescription drug
  antitrust litigation                       2             57           --
Amortization of goodwill and other
  intangibles                              104            105          106
Net exchange (gains)/losses                (11)            (2)           8
Other, net                                  57            350          104
-----------------------------------------------------------------------------
Other deductions--net                    $ 121        $ 1,059        $ 329
=============================================================================

       In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

       In 1998, we recorded charges for the restructuring in addition to charges for certain asset impairments. The components of these pre-tax charges follow:

=============================================================
(millions of dollars)      Total   COS*  SI&A*  R&D*    OD*
-------------------------------------------------------------
Restructuring charges       $270    $68    $17   $ 1   $184
Asset impairments            213     18     --    --    195
=============================================================

*COS--Cost of sales; SI&A--Selling, informational and administrative expenses;

 R&D--Research and development expenses; OD--Other deductions-net.

 The components of the 1998 restructuring charges follow:

============================================================================
                                                          Utilization
                                                   -------------------------
(millions of dollars)         Charges in 1998      1998     1999    Beyond
----------------------------------------------------------------------------
Property, plant
  and equipment                          $ 79      $ 79      $--       $--
Write-down of intangibles                  44        44       --        --
Employee termination costs                 87        12       62        13
Other                                      60        16       22        22
----------------------------------------------------------------------------
Total                                    $270      $151      $84       $35
============================================================================

       These charges resulted from a review of our global operations to increase efficiencies and return on assets, thereby resulting in plant and product line rationalizations. In addition to the disposition of our MTG businesses, we exited certain product lines including certain lines associated with our animal health business and certain of our fermentation operations.

       We wrote off assets related to the product lines we exited, including inventory, intangible assets--primarily goodwill--as well as certain buildings, machinery and equipment that we do not plan to use or sell.

       As a result of the restructuring, our workforce was reduced by approximately 950 manufacturing, sales and corporate personnel. Employee termination costs represent payments for severance, outplacement counseling fees, medical and other benefits and a $5 million noncash charge for the acceleration of nonvested employee stock options.

       Other restructuring charges consist of charges for inventory for product lines we have exited--$17 million, contract termination payments--$9 million, facility closure costs--$12 million and environmental remediation costs associated with the disposal of certain facilities--$22 million.

       In 1998, we recorded impairment charges of $139 million in the pharmaceuticals segment and $74 million in the consumer products segment. These impairment charges were to adjust intangible asset values, primarily goodwill and trademarks, and the carrying value of machinery and equipment related to our animal health antibiotic feed additive, Stafac, and certain consumer health care product lines. These charges resulted from the ban on Stafac throughout the European Union, significant changes in the marketplace and a revision of our strategies, including:

     - the decision to redeploy resources from personal care and minor brands to over-the-counter switches of prescription products

     - the withdrawal of one of our major over-the-counter products in Italy

     - an acquired product line which experienced declines in market share

10 TAXES ON INCOME

Income from continuing operations before taxes consisted of the following:

=============================================================
(millions of dollars)                 1999     1998    1997
-------------------------------------------------------------
United States                       $3,098   $1,702  $1,799
International                        3,847    2,695   2,180
-------------------------------------------------------------
Total income from continuing
  operations before taxes           $6,945   $4,397  $3,979
=============================================================

       The provision for taxes on income from continuing operations consisted of the following:

==============================================================
(millions of dollars)                 1999     1998    1997
--------------------------------------------------------------
United States:
  Taxes currently payable:
   Federal                          $1,099   $  685  $  465
   State and local                      72       74      48
  Deferred income taxes               (237)    (261)    (83)
--------------------------------------------------------------
Total U.S. tax provision               934      498     430
--------------------------------------------------------------
International:
  Taxes currently payable            1,020      840     670
  Deferred income taxes                 14     (175)    (19)
--------------------------------------------------------------
Total international tax provision    1,034      665     651
--------------------------------------------------------------
Total provision for taxes on income $1,968   $1,163  $1,081
==============================================================

       Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 1999, we have not made a U.S. tax provision on approximately $10.7 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas. It is not practical to compute the estimated deferred tax liability on these earnings.

       We operate manufacturing subsidiaries in Puerto Rico that benefit from two Puerto Rican incentive grants. One grant expires at the end of 2002 and the other expires at the end of 2012. Under the grants, we are partially exempt from income, property and municipal taxes. For further information on U.S. taxation of Puerto Rican operations, see "Tax Legislation" on page 10.

       Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

================================================================
(percentages)                           1999     1998    1997
----------------------------------------------------------------
U.S. statutory income tax rate          35.0     35.0    35.0
Effect of partially tax-exempt
  operations in Puerto Rico             (1.5)    (2.0)   (2.3)
U.S. research tax credit                (1.2)    (1.8)   (1.3)
Effect of international operations      (4.6)    (4.7)   (3.3)
All other--net                           0.6     (0.1)   (0.9)
----------------------------------------------------------------
Effective tax rate for continuing
  operations                            28.3     26.4    27.2
================================================================

       Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as "temporary differences." We record the tax effect of these temporary differences as "deferred tax assets" (generally items that can be used as a tax deduction or credit in future periods) and "deferred tax liabilities" (generally items that we received a tax deduction for, but have not yet been recorded in the statement of income).

       The tax effects of the major items recorded as deferred tax assets and liabilities are:

===========================================================================================
                                                1999                        1998
                                            Deferred Tax                Deferred Tax
                                        --------------------        --------------------
(millions of dollars)                   Assets        Liabs.        Assets        Liabs.
-------------------------------------------------------------------------------------------
Prepaid/deferred items                 $   463        $  288       $   493        $  263
Inventories                                625           123           447            85
Property, plant and equipment               50           694            78           644
Employee benefits                          771           226           592           169
Restructurings and
  special charge*                          244            --           331            --
Foreign tax credit carryforwards           270            --           117            --
Other carryforwards                        455            --           257            --
Unremitted earnings                         --           335            --           335
All other                                  296           265           384           158
-------------------------------------------------------------------------------------------
Subtotal                                 3,174         1,931         2,699         1,654
Valuation allowance                        (73)           --           (65)           --
-------------------------------------------------------------------------------------------
Total deferred taxes                   $ 3,101        $1,931       $ 2,634        $1,654
-------------------------------------------------------------------------------------------
Net deferred tax asset                 $ 1,170                      $  980
===========================================================================================

*Includes tax effect of the 1991 charge for potential future Shiley C/C heart valve fracture claims.

       These amounts, netted by taxing location, are in the following captions in the balance sheet:

==============================================================
(millions of dollars)                          1999    1998
--------------------------------------------------------------
Prepaid expenses and taxes                   $1,157  $1,099
Other assets, deferred taxes and
  deferred charges                              498     274
Deferred taxes on income                       (485)   (393)
--------------------------------------------------------------
Net deferred tax asset                       $1,170  $  980
==============================================================

       A valuation allowance is recorded because some items recorded as foreign deferred tax assets may not be deductible or creditable. The 1999 increase in the valuation allowance was primarily due to the increase in tax loss carryforwards of foreign affiliates in certain jurisdictions that have limited carryforward periods. The foreign tax credit carryforwards were generated from dividends paid or deemed to be paid by subsidiaries to the parent company between 1997 and 1999. We can carry these credits forward for five years from the year of actual payment and apply them to certain U.S. tax liabilities.

       At December 31, 1999, for income tax purposes, Agouron had approximately $224 million of net operating loss carryforwards. Due to the acquisition of Agouron, there will be limitations on the amount of those net operating losses that can be utilized in any given year against certain future taxable income. The carryforwards expire in 2000 through 2018.

       The Internal Revenue Service (IRS) has completed and closed its audits of our tax returns through 1992. The IRS is scheduled to complete its audits in September 2000 of our tax returns for 1993 through 1995. We do not expect any material adjustments to be proposed. Agouron's U.S. federal income tax returns are open from 1986 to the present.

       In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect, wholly owned subsidiary of our company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992. The proposed adjustment arises from an assertion by the Belgian tax authorities of jurisdiction with respect to income resulting primarily from certain transfers of property by our non-Belgian subsidiaries to the Irish branch of PRDCO. In January 1995, PRDCO received an assessment from the tax authorities for additional taxes and interest of approximately $432 million and $97 million, respectively, relating to these matters. In January 1996, PRDCO received an assessment from the tax authorities, for fiscal year 1993, for additional taxes and interest of approximately $86 million and $18 million, respectively. The additional assessment arises from the same assertion by the Belgian tax authorities of jurisdiction with respect to all income of the Irish branch of PRDCO. Based upon the relevant facts regarding the Irish branch of PRDCO and the provisions of the Belgian tax laws and the written opinions of outside counsel, we believe that the assessments are without merit.

       We believe that our accrued tax liabilities are adequate for all years.

11 BENEFIT PLANS

Our pension plans cover most employees worldwide. Our postretirement plans provide medical and life insurance benefits to retirees and their eligible dependents.

       Information regarding our pension and postretirement benefit obligation follows:

================================================================
                               Pension         Postretirement
                         ------------------ --------------------
(percentages)             1999  1998  1997   1999  1998  1997
----------------------------------------------------------------
Weighted-average
  assumptions:
  Discount rate:
   U.S. plans              7.8   7.0   7.4    7.8   7.0   7.4
   International plans     5.3   5.6   6.6
  Rate of compensation
  increase:
   U.S. plans              4.4   4.2   4.2
   International plans     3.7   3.5   4.1
================================================================

       The following tables present reconciliations of the benefit obligation of the plans; the plan assets of the pension plans and the funded status of the plans:

=====================================================================================
                                           Pension                 Postretirement
                                   ------------------------     ---------------------
(millions of dollars)                 1999           1998         1999         1998
-------------------------------------------------------------------------------------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at
  beginning of year                $ 5,771        $ 4,951        $ 570        $ 560
Service cost                           240            211           14           16
Interest cost                          360            341           37           40
Employee contributions                  12              8
Plan amendments                         15             27            2           (3)
Plan net (gains)/losses                 84            554          (36)           8
Foreign exchange impact                (18)            58           --           --
Divestitures                           (42)           (26)          --           --
Curtailments                            --            (26)          --          (10)
Settlements                             (1)           (10)          --           --
Benefits paid                         (376)          (317)         (47)         (41)
=====================================================================================
Benefit obligation at
  end of year                      $ 6,045        $ 5,771        $ 540        $ 570
-------------------------------------------------------------------------------------
CHANGE IN
  PLAN ASSETS
Fair value of plan
  assets at beginning
  of year                          $ 5,641        $ 5,078
Actual return on plan assets           832            763
Company contributions                  143            117
Employee contributions                  12              8
Foreign exchange impact                (18)            15
Divestitures                           (34)           (23)
Settlements                             (1)           (13)
Benefits paid                         (361)          (304)
-------------------------------------------------------------------------------------
Fair value of plan
  assets at end of year            $ 6,214        $ 5,641
-------------------------------------------------------------------------------------
Funded status:
  Plan assets in excess
  of/(less than) benefit
  obligation                       $   169        $  (130)       $(540)       $(570)
  Unrecognized:
   Net transition asset                 (6)            (5)          --           --
   Net (gains)/losses                  (42)           198          (11)          34
   Prior service costs                 275            289           36           31
-------------------------------------------------------------------------------------
Net amount recognized              $   396        $   352        $(515)       $(505)
=====================================================================================

       The components in the balance sheet consist of:

==============================================================================
                                     Pension                 Postretirement
                               --------------------      ---------------------
(millions of dollars)            1999         1998         1999         1998
------------------------------------------------------------------------------
Prepaid benefit cost            $ 798        $ 725        $  --        $  --
Accrued benefit liability        (816)        (717)        (515)        (505)
Intangible asset                   82           73           --           --
Accumulated other
  comprehensive
  income                          332          271           --           --
------------------------------------------------------------------------------
Net amount recognized           $ 396        $ 352        $(515)       $(505)
==============================================================================

       Information related primarily to International plans follows:

======================================================================
                                                        Pension
                                                ----------------------
(millions of dollars)                              1999         1998
----------------------------------------------------------------------
Pension plans with an accumulated benefit
 obligation in excess of plan assets:
   Fair value of plan assets                     $  435       $  349
   Accumulated benefit obligation                   924          854
Pension plans with a benefit obligation in
 excess of plan assets:
   Fair value of plan assets                     $  934       $2,312
   Benefit obligation                             1,599        3,027
======================================================================

       At December 31, 1999, the major U.S. pension plans held approximately 7.0 million shares of our common stock with a fair value of approximately $226 million. The plans received approximately $2 million in dividends on these shares in 1999.

       The assumptions used and the annual cost related to these plans follow:

============================================================================================================
                                                      Pension                        Postretirement
                                         --------------------------------     ------------------------------
(percentages)                             1999         1998         1997       1999       1998        1997
------------------------------------------------------------------------------------------------------------
Weighted average
  assumptions:
   Expected return on plan assets:
    U.S. plans                            10.2         10.2         10.2
    International plans                    7.4          7.8          7.9
============================================================================================================
(millions of dollars)
------------------------------------------------------------------------------------------------------------
Service cost                             $ 240        $ 211        $ 158        $14       $ 16        $  7
Interest cost                              360          341          301         37         40          33
Expected return on
  plan assets                             (487)        (448)        (391)
Amortization of:
   Prior service costs/
     (gain)                                 27           32           41          3         (9)        (23)
   Net transition asset                     (5)          (6)          (5)        --         --          --
   Net losses/(gains)                       18           10            3          3          2           2
Curtailments and
  settlements--net*                         --           33           --         --        (22)         --
------------------------------------------------------------------------------------------------------------
Net periodic benefit
  cost                                   $ 153        $ 173        $ 107        $57       $ 27        $ 19
============================================================================================================

*Includes approximately $17 million of special termination pension benefits for certain employees of MTG and a divested manufacturing plant in Rochester, Michigan.

       An average increase of 6.5%-6.9% in the cost of health care benefits was assumed for 2000 and is projected to decrease over the next five years to 5.2%-5.3% and to then remain at that level.

       A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 1999:

=================================================================
(millions of dollars)                1% Increase   1% Decrease
-----------------------------------------------------------------
Total of service and interest
  cost components                            $ 3          $ (3)
Postretirement benefit obligation             27           (26)
=================================================================

       We have savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $80 million in 1999, $74 million in 1998 and $64 million in 1997.

12 LEASE COMMITMENTS

We lease properties and equipment for use in our operations. In addition to rent, the leases require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $295 million in 1999, $250 million in 1998 and $223 million in 1997. This table shows future minimum rental commitments under noncancellable operating leases at December 31, 1999:

=============================================================
                                                      After
(millions of dollars)    2000  2001  2002  2003  2004  2004
-------------------------------------------------------------
Lease commitments        $153  $123   $92   $57   $51  $438
=============================================================

13 COMMON STOCK

We effected a three-for-one stock split of our common stock in the form of a 200% stock dividend in 1999 and a two-for-one split of our common stock in the form of a 100% stock dividend in 1997. All share and per share information in this report reflects both splits. Per share data may reflect rounding adjustments as a result of the three-for-one split.

       Under the current share-purchase program begun in September 1998, we are authorized to purchase up to $5 billion of our common stock. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market at an average price of $38 per share. Since the beginning of this program, we have purchased 80.4 million shares of our common stock for approximately $3 billion. In September 1998, we completed a program under which we purchased 79.2 million shares of our common stock at a total cost of $2 billion. In 1998, we purchased approximately 57.8 million shares of our common stock at an average price of $33 per share under these share-purchase programs. Of the 57.8 million shares repurchased in 1998, 14.8 million shares were repurchased under the share-purchase program which started in September 1998, for a total cost of $525 million.

14 PREFERRED STOCK PURCHASE RIGHTS

Preferred Stock Purchase Rights have a scheduled term through October 2007, although the term may be extended or the Rights may be redeemed prior to expiration. One right was issued for each share of common stock issued by our company. These rights are not exercisable unless certain change-in-control events transpire, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock or an announcement of a tender offer for at least 30% of our stock. The rights are evidenced by corresponding common stock certificates and automatically trade with the common stock unless an event transpires that makes them exercisable. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase a new series of preferred stock at a defined price from our company. The preferred stock, in addition to preferred dividend and liquidation rights, will entitle the holder to vote with the company's common stock.

       The rights are redeemable by us at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights.

       We have reserved 3.0 million preferred shares to be issued pursuant to these rights. No such shares have yet been issued. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

15 EMPLOYEE BENEFIT TRUSTS

In 1993, we sold 120 million shares of treasury stock to the Pfizer Inc. Grantor Trust in exchange for a $600 million note. The Trust was established primarily to fund our employee benefit plans. In February 1999, the Trust transferred 10 million shares to us to satisfy the balance due on its note and contributed its remaining 90 million shares to the newly established Pfizer Inc. Employee Benefit Trust (EBT). The Grantor Trust was then dissolved and the shares of the EBT will now be used to fund employee benefit plans. The balance sheet reflects the fair value of the shares owned by the EBT as a reduction of Shareholders' Equity.

16 EARNINGS PER SHARE

Basic earnings per common share and diluted earnings per common share were computed as follows:

==================================================================================
(millions, except per share data)               1999          1998         1997
----------------------------------------------------------------------------------
Earnings:
  Income from continuing operations          $ 4,972        $3,232       $2,888
  Discontinued operations--net of tax            (20)        1,401          131
----------------------------------------------------------------------------------
  Net income                                 $ 4,952        $4,633       $3,019
----------------------------------------------------------------------------------
Basic:
  Weighted average number of
   common shares outstanding                   6,126         6,120        6,084
----------------------------------------------------------------------------------
  Earnings per common share
   Income from continuing operations         $   .81        $  .53       $  .48
   Discontinued operations--net of tax            --           .23          .02
----------------------------------------------------------------------------------
   Net income                                $   .81        $  .76       $  .50
----------------------------------------------------------------------------------
Diluted:
  Weighted average number of
   common shares outstanding                   6,126         6,120        6,084
  Common share equivalents--
   stock options and stock issuable
   under employee compensation plans             191           242          213
----------------------------------------------------------------------------------
  Weighted average number of
   common shares and common
   share equivalents                           6,317         6,362        6,297
----------------------------------------------------------------------------------
  Earnings per common share
   Income from continuing operations         $   .79        $  .51       $  .46
   Discontinued operations--net of tax          (.01)          .22          .02
----------------------------------------------------------------------------------
   Net income                                $   .78        $  .73       $  .48
==================================================================================

       Options to purchase 115 million shares were outstanding during 1999 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

17 STOCK OPTION AND PERFORMANCE AWARDS

We have stock and incentive plans related to employees which allow for stock options, performance awards, stock appreciation rights and stock awards.

       We may grant stock options to employees, including officers, under the plans. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option. The 1996 Stock Plan, a former Warner-Lambert plan, provides that, in the event of a change in control of Warner-Lambert, stock options become exercisable immediately.

       Shares available for award (in thousands) at:

       -  December 31, 1997        109,214
       -  December 31, 1998         79,578
       -  December 31, 1999        198,423

The table below summarizes information concerning options outstanding under the plans at December 31, 1999.

=============================================================================================================
(thousands
of shares)                 Options Outstanding                                      Options Exercisable
------------------------------------------------------------------------  -----------------------------------
                                           Weighted
                                            Average           Weighted                             Weighted
                         Number           Remaining            Average          Number              Average
       Range of     Outstanding         Contractual           Exercise     Exercisable             Exercise
Exercise Prices     at 12/31/99         Term (years)             Price     at 12/31/99                Price
------------------------------------------------------------------------  -----------------------------------
$ 0     -   $ 5          55,732                 3.2          $    4.05          55,687            $    4.05
  5     -    10         134,995                 4.8               6.52         127,420                 6.47
 10     -    15          75,798                 6.9              11.55          55,028                11.79
 15     -    20          58,255                 7.8              17.88          28,720                18.03
 20     -    30          26,618                 9.0              24.91           1,899                24.83
 30     -    40          48,678                 8.7              35.21          14,078                35.21
 over        40          66,904                 9.2              42.07              --                   --
=============================================================================================================

       The following table summarizes the activity for the plans:

=================================================================
                                             Under Option
                                     ----------------------------
                                                      Weighted
                                              Average Exercise
(thousands of shares)                 Shares   Price Per Share
-----------------------------------------------------------------
Balance January 1, 1997              450,184            $ 6.21
  Granted                             88,548             14.56
  Exercised                          (71,147)             4.74
  Cancelled                           (6,169)             9.28
-----------------------------------------------------------------
Balance December 31, 1997            461,416              8.00
  Granted                             79,524             29.07
  Exercised                          (81,607)             6.17
  Cancelled                           (5,008)            12.44
-----------------------------------------------------------------
Balance December 31, 1998            454,325             11.97
  Granted                             94,168             37.32
  Exercised                          (75,872)             7.81
  Cancelled                           (5,641)            25.63
-----------------------------------------------------------------
BALANCE DECEMBER 31, 1999            466,980            $17.59
=================================================================

Options granted in 1999 include options for 450 shares granted to every pre-merger Pfizer eligible employee worldwide in celebration of our 150th Anniversary.

The tax benefits related to certain stock option transactions were $470 million in 1999, $439 million in 1998 and $153 million in 1997.

       The weighted-average fair value per stock option granted was $15.27 for 1999 options, $11.86 for 1998 options and $7.28 for 1997 options. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

=================================================================
                                          1999     1998    1997
-----------------------------------------------------------------
Expected dividend yield                  1.26%    1.47%   2.30%
Risk-free interest rate                  5.06%    5.34%   6.22%
Expected stock price volatility         26.22%   25.59%  22.98%
Expected term until exercise (years)     5.75     5.80    5.80
=================================================================

       The following table summarizes results as if we had recorded compensation expense for the 1999, 1998 and 1997 option grants:

==============================================================================================
(millions of dollars, except per share data)            1999            1998            1997
----------------------------------------------------------------------------------------------
Net income:
  As reported                                      $   4,952       $   4,633       $   3,019
  Pro forma                                            4,433           4,361           2,847
Basic earnings per share:
  As reported                                      $     .81       $     .76       $     .50
  Pro forma                                              .72             .71             .47
Diluted earnings per share:
  As reported                                      $     .78       $     .73       $     .48
  Pro forma                                              .70             .69             .45
==============================================================================================


       The Performance-Contingent Share Award Program was established effective in 1993 to provide executives and other key employees the right to earn common stock awards. We determine the award payouts after the performance period ends, based on specific performance criteria. Under the Program, up to 120 million shares may be awarded. We awarded approximately 2.3 million shares in 1999, approximately 2.0 million shares in 1998 and approximately 1.3 million shares in 1997. At December 31, 1999, program participants had the right to earn up to
12.3 million additional shares. Compensation expense related to the Program was $64 million in 1999, $202 million in 1998 and $74 million in 1997.

       We entered into two forward-purchase contracts in 1998 and on maturity they were extended. These contracts offset the potential impact on net income of our liability under the Program. At settlement date we will, at the option of the counterparty to the contract, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

==============================================================
                                            Maximum Maturity
                                                    in Years
                                            ------------------
Number of Shares (thousands)    Per Share        1999   1998
--------------------------------------------------------------
3,000                              $33.73          --     .9
3,017                               33.75          .9     --
==============================================================

       The financial statements include the following items related to these contracts:

       Prepaid expenses and taxes includes:

          - fair value of these contracts

       Other deductions--net includes:

          - changes in the fair value of these contracts

18 INSURANCE

We maintain insurance coverage adequate for our needs. Under our insurance contracts, we usually accept self-insured retentions appropriate for our specific business risks.

19 LITIGATION

      The Company is involved in a number of claims and litigations, including product liability claims and litigations considered normal in the nature of its businesses. These include suits involving various pharmaceutical and hospital products that allege either reaction to or injury from use of the product. In addition, from time to time the Company is involved in, or is the subject of, various governmental or agency inquiries or investigations relating to its businesses.

      Former Food Science Division

      In 1999, the Company pleaded guilty to one count of price fixing of sodium erythorbate from July 1992 until December 1994, and one count of market allocation of maltols from December 1989 until December 1995, and paid a total fine of $20 million. The activities at issue involved the Company's former Food Science Group, a division that manufactured food additives and that the Company divested in 1996. The Department of Justice has stated that no further antitrust charges will be brought against the Company relating to the former Food Science Group, that no antitrust charges will be brought against any current director, officer or employee of the Company for conduct related to the products of the former Food Science Group, and that none of the Company's current directors, officers or employees was aware of any aspect of the activity that gave rise to the violations. Five purported class action suits involving these products have been filed against the Company; two in California State Court, and three in New York Federal Court. The Company does not believe that this plea and settlement, or civil litigation involving these products, will have a material effect on its business or results of operations.

      Nifedipine Patents

      On June 9, 1997, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Mylan Pharmaceuticals for a sustained-release nifedipine product asserted to be bioequivalent to Procardia XL. Mylan's notice asserted that the proposed formulation does not infringe relevant licensed Alza and Bayer patents and thus that approval of their ANDA should be granted before patent expiration. On July 18, 1997, the Company, together with Bayer AG and Bayer Corporation, filed a patent-infringement suit against Mylan Pharmaceuticals Inc. and Mylan Laboratories Inc. in the United States District Court for the Western District of Pennsylvania with respect to Mylan's ANDA. Suit was filed under Bayer AG's U.S. Patent No. 5,264,446, licensed to the Company, relating to nifedipine of a specified particle size range. On March 16, 1999, the United States District Court granted Mylan's motion to file an amended answer and antitrust counterclaims. On December 17, 1999, Mylan received final approval from the FDA for its 30 mg. extended-release nifedipine tablet. On February 28, 2000, a settlement agreement was entered into between Mylan and the Company under which the litigation was terminated and Mylan will market a generic sustained-release nifedipine product manufactured by the Company under its own trademark.

      On or about February 23, 1998, Bayer AG received notice that Biovail Laboratories Incorporated had filed an ANDA for a sustained-release nifedipine product asserted to be bioequivalent to one dosage strength (60 mg.) of Procardia XL. The notice was subsequently received by the Company as well. The notice asserts that the Biovail product does not infringe Bayer's U.S. Patent No. 5,264,446. On March 26, 1998, the Company received notice of the filing of an ANDA by Biovail Laboratories of a 30 mg. dosage formulation of nifedipine alleged to be bioequivalent to Procardia XL. On April 2, 1998, Bayer and Pfizer filed a patent-infringement action against Biovail, relating to their 60 mg. nifedipine product, in the United States District Court for the District of Puerto Rico. On May 6, 1998, Bayer and Pfizer filed a second patent infringement action in Puerto Rico against Biovail under the same patent with respect to Biovail's 30 mg. nifedipine product. These actions have been consolidated for discovery and trial. On April 24, 1998, Biovail Laboratories Inc. brought suit in the United States District Court for the Western District of Pennsylvania against the Company and Bayer seeking a declaratory judgment of invalidity of and/or non-infringement of the 5,264,446 nifedipine patent as well as a finding of violation of the antitrust laws. Biovail has also moved to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. Pfizer has opposed this motion to transfer and on June 19, 1998, moved to dismiss Biovail's declaratory judgment action and antitrust action in the Western District of Pennsylvania, or in the alternative, to stay the action pending the outcome of the infringement actions in Puerto Rico. On January 4, 1999, the District Court in Pennsylvania granted Pfizer's motion for a stay of the antitrust action pending the outcome of the infringement actions in Puerto Rico. On January 29, 1999, the District Court in Puerto Rico denied Biovail's motion to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. On April 12, 1999, Biovail filed a motion for summary judgment also based in part on the summary judgment motion granted to Elan in the Bayer v. Elan litigation in the Northern District of Georgia. Pfizer and Bayer's response was filed on April 26, 1999. On September 20, 1999, the United States District Court in Puerto Rico denied Biovail's motion for summary judgment without prejudice to their refiling after completion of discovery in the Procardia XL patent-infringement litigation. The court set an expedited discovery schedule with a deadline of December 30, 1999, to complete discovery of parties and fact witnesses and February 29, 2000, to complete discovery of expert witnesses. On December 20, 1999, the court extended the date to complete fact discovery to January 28, 2000, and that of expert discovery to March 15, 2000. A status conference with the court scheduled for March 17, 2000, has been postponed and a new date is awaited.

      On April 2, 1998, the Company received notice from Lek U.S.A. Inc. of its filing of an ANDA for a 60 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On

May 14, 1998, Bayer and Pfizer commenced suit against Lek for infringement of Bayer's U.S. Patent No. 5,264,446, as well as for infringement of a second Bayer patent, No. 4,412,986 relating to combinations of nifedipine with certain polymeric materials. On September 14, 1998, Lek was served with the summons and complaint. Plaintiffs amended the complaint on November 10, 1998, limiting the action to infringement of U.S. Patent 4,412,986. On January 19, 1999, Lek filed a motion to dismiss the complaint alleging infringement of U.S. Patent 4,412,986. Pfizer responded to this motion and oral argument has been held in abeyance pending a settlement conference. In September 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. Patent No. 4,412,986 on November 2, 2000.

      On February 10, 1999, the Company received a notice from Lek U.S.A. of its filing of an ANDA for a 90 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On March 25, 1999, Bayer and Pfizer commenced suit against Lek for infringement of the same two Bayer patents originally asserted against Lek's 60 mg. formulation. This case was also the subject of a settlement conference. In September, 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. Patent No. 4,412,986 on November 2, 2000.

      On November 9, 1998, Pfizer received an ANDA notice letter from Martec Pharmaceutical, Inc. for generic versions (30 mg., 60 mg., 90 mg.) of Procardia XL. On or about December 18, 1998, Pfizer received a new ANDA certification letter stating that the ANDA had actually been filed in the name of Martec Scientific, Inc. On December 23, 1998, Pfizer brought an action against Martec Pharmaceutical, Inc. and Martec Scientific, Inc. in the Western District of Missouri for infringement of Bayer's patent relating to nifedipine of a specific particle size. On January 26, 1999, a second complaint was filed against Martec Scientific in the Western District of Missouri based on Martec's new ANDA certification letter. Martec filed its response to this complaint on February 26, 1999. A hearing to determine claim scope is scheduled for June 1, 2000.

      Pfizer filed suit on July 8, 1997, against the FDA in the United States District Court for the District of Columbia, seeking a declaratory judgment and injunctive relief enjoining the FDA from processing Mylan's ANDA or any other ANDA submission referencing Procardia XL that uses a different extended-release mechanism. Pfizer's suit alleges that extended-release mechanisms that are not identical to the osmotic pump mechanism of Procardia XL constitute different dosage forms requiring the filing and approval of suitability petitions under the Food Drug and Cosmetics Act before the FDA can accept an ANDA for filing. Mylan intervened in Pfizer's suit. On March 31, 1998, the U.S. District Judge granted the government's motion for summary judgment against the Company. On July 16, 1999, the D.C. Court of Appeals dismissed the appeal on the ground that since the FDA had not approved any ANDA referencing Procardia XL that uses a different extended-release mechanism than the osmotic pump mechanism of Procardia XL, it was premature to maintain this action, stating that Pfizer has the right to bring such an action if, and when, the FDA approves such an ANDA. Subsequent to FDA's final approval of Mylan's ANDA, on December 18, 1999 Pfizer filed suit against FDA in the United States District Court for the District of Delaware. The suit alleges that FDA unlawfully approved Mylan's 30 mg. extended release product because FDA had not granted an ANDA suitability petition reflecting a difference in dosage form from Procardia XL. As a result of the settlement agreement with Mylan, Pfizer and the FDA have agreed to dismiss this suit without prejudice.

      Doxazosin Patent

      On March 31, 1999, the Company received notice from TorPharm of its filing, through its U.S. agent Apotex Corp., of an ANDA for 1 mg., 2 mg., 4 mg. and 8 mg. tablets alleged to be bioequivalent to Cardura (doxazosin mesylate). The notice letter alleges that Pfizer's patent on doxazosin is invalid in view of certain prior art references. Following a review of these allegations, suit was filed in the United States District Court for the Northern District of Illinois against TorPharm and Apotex Corp. on May 14, 1999. The defendants requested a 90-day period in which to file their answer. The request was granted and TorPharm/Apotex's answer was filed by August 19, 1999. Discovery is in progress. On June 2, 1999, FDA was notified that given the patent litigation and pursuant to provisions of the Federal Food Drug and Cosmetic Act, the FDA may not approve the TorPharm application for thirty months from filing or resolution of the litigation.

      Drug Screening Patents

      On May 5, 1999, the Company filed an action against Sibia Neurosciences, Inc. in the United States District Court for the District of Delaware seeking a declaratory judgment that two Sibia patents claiming reporter gene drug screening assays are invalid, not infringed by the Company, and unenforceable due to Sibia's misuse of its patent rights in seeking certain license terms. On May 27, 1999, Sibia Neurosciences, Inc. filed an answer to the Company's declaratory judgment action in which Sibia denies that a prior case or controversy existed, but admits that a case or controversy does now exist regarding at least one patent in suit, denies the invalidity, unenforceability and non-infringement of the patents in suit, and asserts various jurisdictional and equitable defenses, affirmative defenses, and lack of standing by the Company to assert patent misuse. Sibia Neurosciences also filed a counterclaim alleging willful infringement by the Company of one of the patents in suit. A reply to that counterclaim denying Sibia's allegation has been filed. The parties submitted a joint status report to the court on December 14, 1999, in which the parties agreed to complete fact discovery by August 21, 2000, and commence trial on January 8, 2001.

      Trovafloxacin Patent

      On May 19, 1999, Abbott Laboratories filed an action against the Company in the United States District Court of the

Northern District of Illinois alleging that the Company's use, sale or manufacture of trovafloxacin infringes Abbott's United States Patent No. 4,616,019 claiming naphthyriding antibiotics and seeking a permanent injunction and damages. An answer denying these allegations was filed on June 9, 1999. Discovery is in progress.

      Zoloft Patents

      On December 17, 1999, the Company received notice of the filing of an ANDA by Zenith Goldline Pharmaceuticals for 50 mg. and 100 mg. tablets of sertraline hydrochloride alleged to be bioequivalent to Zoloft. Zenith has certified to the FDA that it will not engage in the manufacture, use or sale of sertraline hydrochloride until the expiration of Pfizer's U.S. Patent 4,536,518, which covers sertraline per se and expires December 30, 2005. Zenith has also alleged in its certification to the FDA that the manufacture, use and sale of Zenith's product will not infringe Pfizer's U.S. Patent 4,962,128, which covers methods of treating an anxiety-related disorder or Pfizer's U.S. Patent 5,248,699, which covers a crystalline polymorph of sertraline hydrochloride. These patents expire in November 2009 and August 2012, respectively. On January 28, 2000 the Company filed a patent infringement action against Zenith Goldline and its parent Ivax Corporation in the United States District Court for the District of New Jersey for infringement of the '128 and '699 patents.

      Fluconazole Patent

      On February 1, 2000 the Company received notice of the filing of an ANDA by Novopharm Limited for 50 mg, 100 mg, 150 mg and 200 mg tablets of fluconazole alleged to be bioequivalent to Diflucan. Novopharm has certified to the FDA its position that the Company's U.S. Patent 4,404,216, which covers fluconazole, is invalid. This patent expires in January 2004. On March 10, 2000, the Company filed a patent infringement action under the '216 patent against Novopharm in the United States District Court for the Northern District of Illinois.

      Hybrid Corn Seed Litigation

      In pre-existing litigation between Pioneer Hi-Bred International, Inc. and DeKalb Genetics Corporation in the United States District Court for the Southern District of Iowa, the court granted on October 8, 1999 Pioneer's motion to add additional parties, including Pfizer Inc. and Monsanto Co. (the present owner of DeKalb Genetics Corporation), as codefendant parties. The amended complaint, which claims violations of the federal Lanham Act and Iowa state law stemming from the codefendants' alleged use of Pioneer's corn seed germplasm in the development of competitive corn seed products, was served on the Company on October 19. The Company filed its answer on December 15, 1999.

      Trovan Trademark

      On September 22, 1999, the jury in a trademark-infringement litigation brought against the Company by Trovan Ltd. and Electronic Identification Devices, Ltd. relating to use of the Trovan mark for trovafloxacin issued a verdict in favor of the plaintiffs with respect to liability, holding that the Company had infringed Trovan Ltd.'s mark and had acted in bad faith. Following a further damage trial, on October 12, 1999, the jury awarded Trovan Ltd. a total of $143 million in damages, comprised of $5 million actual damages, $3 million as a reasonable royalty and $135 million in punitive damages. The court held a hearing on December 27, 1999, on whether to award the plaintiffs profits based on the Company's sales of Trovan and, if so, the amount of same. On February 24, 2000, the court entered judgment on the jury verdict and enjoined the Company's use of the Trovan mark effective October 16, 2000. The plaintiff's request to be awarded the Company's profits from Trovan sales and for treble damages was denied. The Company's motion for mistrial remains outstanding and will be considered with additional post-trial motions to overturn the jury verdicts and the damage award.

      Shiley Incorporated

      As previously disclosed, a number of lawsuits and claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60 degree or 70 degree Shiley Convexo Concave ("C/C") heart valves, or anxiety that properly functioning implanted valves might fracture in the future, or personal injury from a prophylactic replacement of a functioning valve.

      In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that established a worldwide settlement class of people with C/C heart valves and their spouses, except those who elected to exclude themselves. The settlement provided for a Consultation Fund of $90 million, which was fixed by the number of claims filed, from which valve recipients received payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement established a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992, and all appeals have been exhausted.

      Generally, the plaintiffs in all of the pending heart valve litigations seek money damages. Based on the experience of the Company in defending these claims to date, including insurance proceeds and reserves, the Company is of the opinion that these actions should not have a material adverse effect on the financial position or the results of operations of the Company. Litigation involving insurance coverage for the Company's heart valve liabilities has been resolved.

      Environmental Matters

      The Company's operations are subject to federal, state, local and foreign environmental laws and regulations. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state Superfund laws. Such designations are made regardless of the extent of the Company's involvement. There are also claims that the Company may be a responsible party or participant with respect to several waste site matters in foreign jurisdictions. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against the Company. The Company is currently participating in remedial action at a number of sites under federal, state, local and foreign laws.

      To the extent possible with the limited amount of information available at this time, the Company has evaluated its responsibility for costs and related liability with respect to the above sites and is of the opinion that the Company's liability with respect to these sites should not have a material adverse effect on the financial position or the results of operations of the Company. In arriving at this conclusion, the Company has considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs for a site, if known; existing technology; and the currently enacted laws and regulations. The Company anticipates that a portion of these costs and related liability will be covered by available insurance.

      Asbestos Matters

      Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. ("Quigley"), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization of sixteen defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company, but most have been resolved.

      As of January 29, 2000, there were 57,328 personal injury claims pending against Quigley and 26,890 such claims against the Company (excluding those that are inactive or have been settled in principle), and 68 talc cases against the Company.

      The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, as well as the property damage and talc claims, will be largely covered by insurance policies issued by several primary insurance carriers and a number of excess carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. Litigation against excess insurance carriers seeking damages and/or declaratory relief to secure their coverage obligations has now been largely resolved, although claims against several of such insureds do remain pending. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

      Brand-Name Prescription Drugs Antitrust Litigation

      In 1993, the Company was named, together with numerous other manufacturers of brand-name prescription drugs and certain companies that distribute brand-name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies, alleging that the manufacturers violated the Sherman Act by agreeing not to give retailers certain discounts and that the failure to give such discounts violated the Robinson Patman Act. A class action was brought on the Sherman Act claim, as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the "individual actions") on both the Sherman Act and Robinson Patman Act claims. A retailer class was certified in 1994 (the "Federal Class Action"). In 1996, fifteen manufacturer defendants, including the Company, settled the Federal Class Action. The Company's share was $31.25 million, payable in four annual installments without interest. Trial began in September 1998 for the class case against the non-settlers, and the District Court also permitted the opt-out plaintiffs to add the wholesalers as named defendants in their cases. The District Court dismissed the case at the close of the plaintiffs' evidence. The plaintiffs appealed and, on July 13, 1999, the Court of Appeals upheld most of the dismissal but remanded on one issue, while expressing doubts that the plaintiffs could prove any damages. The District Court has since opined that the plaintiffs cannot prove such damages.

      Retail pharmacy cases also have been filed in state courts in five states, and consumer class actions were filed in state courts in fourteen states and the District of Columbia alleging injury to consumers from the failure to give discounts to retail pharmacy companies.

      In addition to its settlement of the retailer Federal Class Action (see above), the Company has also settled several major opt-out retail cases, and along with other manufacturers: (1) has entered into an agreement to settle all outstanding consumer class actions (except Alabama, California, New Mexico, North Dakota, South Dakota and West Virginia), which settlement is going through the approval process in the various courts in which the actions are pending; and
(2) has entered into an agreement to settle the California consumer case, which has been approved by the Court there.

      The Company believes that these brand-name prescription drug antitrust cases, which generally seek damages and certain injunctive relief, are without merit.

      The Federal Trade Commission opened an investigation focusing on the pricing practices at issue in the above pharmacy antitrust litigation. In July 1996, the Commission issued a subpoena for documents to the Company, among others, to which the Company responded. A second subpoena was issued to the Company for documents in May 1997 and the Company again responded. We are not aware of any further activity.

      Plax

      FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call-for-data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee. The Committee has issued a draft report recommending that plaque removal claims should not be permitted in the absence of data establishing efficacy against gingivitis. The process of incorporating the Advisory Committee recommendations into a final monograph is expected to take several years. If the draft recommendation is ultimately accepted in the final monograph, although it would have a negative impact on sales of Plax, it will not have a material adverse effect on the sales, financial position or operations of the Company.

      On January 15, 1997, an action was filed in Circuit Court, Chambers County, Alabama, purportedly on behalf of a class of consumers, variously defined by the laws or types of laws governing their rights and encompassing residents of up to 47 states. The complaint alleges that the Company's claims for Plax were untrue, entitling them to a refund of their purchase price for purchases since 1988. A hearing on Plaintiffs' motion to certify the class was held on June 2, 1998. We are awaiting the Court's decision. The Company believes the complaint is without merit.

      Rid

      Since December 1998, four actions have been filed, in state courts in Houston, San Francisco, Chicago and New Orleans, purportedly on behalf of statewide (California) or nationwide (Houston, Chicago and New Orleans) classes of consumers who allege that the Company's and other manufacturers' advertising and promotional claims for Rid and other pediculicides were untrue, entitling them to refunds, other damages and/or injunctive relief. The Houston case has been voluntarily dismissed and proceedings in the San Francisco, Chicago and New Orleans cases are still in early stages of the proceedings. The Company believes the complaints are without merit.

      Desitin

      In December, 1999 and January, 2000, two suits were filed in California state courts against the Company and other manufacturers of zinc oxide-containing powders. The first suit was filed by the Center for Environmental Health and the second was filed by an individual plaintiff on behalf of a purported class of purchasers of baby powder products. The suits generally allege that the label of Desitin powder violates California's "Proposition 65" by failing to warn of the presence of lead, which is alleged to be a carcinogen. In January, 2000, the Company received a notice from a California environmental group alleging that the labeling of Desitin ointment and powder violates Proposition 65 by failing to warn of the presence of cadmium, which is alleged to be a carcinogen. Several other manufacturers of zinc oxide-containing topical baby products have received similar notices. The Company believes that the labeling for Desitin complies with applicable legal requirements.

      FDA Required Post-Marketing Reports

      In April 1996, the Company received a Warning Letter from the FDA relating to the timeliness and completeness of required post-marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter. During 1997, the Company met with the FDA to apprise them of the scope and status of these activities. A review of the Company's new procedures was undertaken by FDA in 1999. The Company and Agency met to review the findings of this review and agreed that commitments and remedial measures undertaken by the Company related to the Warning Letter have been accomplished. The Company agreed to keep the Agency informed of its activities as it continues to modify its processes and procedures.

      Trovan

      During May and June, 1999, the FDA and the European Union's Committee for Proprietary Medicinal Products (CPMP) reconsidered the approvals to market Trovan, a broad-spectrum antibiotic, following post-market reports of severe adverse liver reactions to the drug. On June 9, the Company announced that, regarding the marketing of Trovan in the United States, it had agreed to restrict the indications, limit product distribution, make certain other labeling changes and to communicate revised warnings to health care professionals in the United States. On July 1, Pfizer received the opinion of the CPMP recommending a one-year suspension of the licenses to market Trovan in the European Union. The CPMP opinion has been finalized in a Final Decision by the European Commission. Since June, 1999, three suits and several claims have been received by the Company alleging liver injuries due to the ingestion of Trovan. The majority of these claims have been resolved without litigation. In June and July, 1999, two of the lawsuits were filed in the Circuit Court, Hampton County, South Carolina on behalf of a purported class of all persons who received Trovan, seeking compensatory and punitive damages and injunctive relief. One of the suits, seeking injunctive relief, has been dismissed. No substantive proceedings have yet occurred in the other suit and the Company believes that it is not properly maintainable as a class action, and will defend against it accordingly.

      Rimadyl

      In October 1999 the Company was sued in an action seeking unspecified damages, costs and attorney's fees on behalf of a purported class of people whose dogs had suffered injury or death after ingesting Rimadyl, an antiarthritic medication for older dogs. The suit, which was filed in state court in South Carolina, is in the early pretrial stages. The Company believes it is without merit.

      Medical Technology Group

      During 1998, the Company completed the sale of all of the businesses and companies that were part of the Medical Technology Group. As part of the sale provisions, the Company has retained responsibility for certain items, including matters related to the sale of MTG products sold by the Company before the sale of the MTG businesses. A number of cases have been brought against Howmedica Inc. (some of which also name the Company) alleging that P.C.A. one-piece acetabular hip prostheses sold from 1983 through 1990 were defectively designed and manufactured and pose undisclosed risks to implantees. These cases have now been resolved. Between 1994 and 1996, seven class actions alleging various injuries arising from implantable penile prostheses manufactured by American Medical Systems were filed and ultimately dismissed or discontinued. Thereafter, between late 1996 and early 1998, approximately 700 former members of one or more of the purported classes, represented by some of the same lawyers who filed the class actions, filed individual suits in Circuit Court in Minneapolis alleging damages from their use of implantable penile prostheses. Most of these claims, along with a number of filed and unfiled claims from other jurisdictions, have now been resolved. The Company believes that most if not all of these cases are without merit.

      Diabinese (Brazil)

      In June, the Ministry of Justice of the State of Sao Paulo, Brazil, commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. ("Pfizer Brazil") asserting that during a period in 1991 Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action sought the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. In February 1996, the trial court issued a decision holding Pfizer Brazil liable. The trial court's opinion also established the amount of moral damages for individuals who might make claims later in the proceeding and set out a formula for calculating the payment into the public reserve fund which could have resulted in a sum of approximately $88 million. Pfizer Brazil appealed this decision. In September 1999, the appeals court issued a ruling upholding the trial court's decision as to liability. However, the appeals court decision overturned the trial court's decision concerning damages, ruling that criteria to apply in the calculation of damages, both as to individuals and as to payment of any amounts to the reserve fund, should be established only in a later stage of the proceeding. The Company believes that this action should not have a material adverse effect on the financial position or the results of operations of the Company.

      Warner-Lambert Litigation

      In November 1999, following the announcement by Warner-Lambert of its execution of the AHP Merger Agreement, Pfizer filed suit against Warner-Lambert, its board of directors and AHP, seeking to invalidate certain provisions in the AHP Merger Agreement and enjoin their implementation. Pursuant to a settlement agreement executed on February 6, 2000 in connection with the termination of the AHP Merger Agreement and the execution of the Pfizer Merger Agreement, Warner-Lambert, AHP and Pfizer entered into settlement agreements with respect to this litigation. Shortly thereafter the litigation against AHP was dismissed with prejudice and the litigation between Pfizer and Warner-Lambert was dismissed without prejudice. Warner-Lambert, its Directors and AHP have been named in approximately 40 lawsuits in Delaware Chancery Court, one lawsuit in Morris County, New Jersey, and two lawsuits in federal court in New Jersey brought on behalf of purported classes of Warner-Lambert's shareholders. These lawsuits involve allegations similar to those contained in Pfizer's lawsuit, referred to above, and contain additional allegations, including that the consideration to be paid to Warner-Lambert's shareholders in the proposed merger with AHP was inadequate. Warner-Lambert believes these lawsuits to be without merit and is defending them vigorously. Following termination of the AHP Merger Agreement, Warner-Lambert has begun to seek disposition of these claims.

      On November 23, 1999, Pfizer filed suit against Warner-Lambert in the Delaware Court of Chancery relating to certain contracts between Pfizer and Warner-Lambert for the marketing and co-promotion of Lipitor. Pfizer alleged that the execution of the AHP Merger Agreement violated certain provision in those agreements. Warner-Lambert counterclaimed on November 29, 1999 and sought a declaratory judgment that Warner-Lambert was entitled to terminate the Lipitor agreements. Pursuant to a settlement agreement executed on February 6, 2000 in connection with the termination of the AHP Merger Agreement and the execution of the Pfizer
                                                                              34

Merger Agreement, Warner-Lambert and Pfizer entered into a settlement agreement with respect to the Lipitor litigation. The litigation was dismissed without prejudice shortly thereafter.

      Certain employees of Warner-Lambert were served with subpoenas in January, 2000, by the U.S. Attorney's office in Boston, Massachusetts, directing them to provide testimony before a federal grand jury in Boston. The U.S. Attorney's office is conducting an inquiry into Warner-Lambert's promotion of Neurontin. Warner-Lambert is cooperating with the inquiry and cannot predict what the outcome of the investigation will be.

      Warner-Lambert is responsible for compliance with a number of environmental laws and regulations. Warner-Lambert maintains control systems designed to assure compliance in all material respects with environmental laws and regulations, including environmental policies and maintenance of a worldwide audit program. Warner-Lambert is involved in various administrative or judicial proceedings related to environmental actions initiated by the Environmental Protection Agency ('EPA') under the Comprehensive Environmental Response, Compensation and Liability Act (also known as Superfund) or by state authorities under similar state legislation, or by third parties. For 11 sites, generally those which Warner-Lambert currently owns or previously owned, Warner-Lambert may be the sole party responsible for clean-up costs. For other sites, other parties (defined as potentially responsible parties) may be jointly and severally responsible, along with Warner-Lambert, to pay remediation and other related expenses. Warner Lambert's share of costs at a given site is determined through an allocation process that takes into account many factors, including volume and the nature of a company's waste. Once established, remediation costs for a given site may be paid out over several years. While it is not possible to predict with certainty the outcome of such matters or the total cost of remediation, management of Warner-Lambert believes it is unlikely that their ultimate disposition will have a material adverse effect on Warner-Lambert's financial position, liquidity, cash flows or results of operations for any year.

      A wholly-owned subsidiary of Warner-Lambert has been named as a defendant in class actions filed in Puerto Rico Superior Court by current and former employees from the Vega Baja, Carolina and Fajardo plants, as well as Kelly Services temporary employees assigned to those plants. The lawsuits seek monetary relief for alleged violations of local statutes and decrees relating to meal period payments, minimum wage, overtime and vacation pay. Warner-Lambert believes that these actions are without merit and will defend these actions vigorously. Although it is too early to predict the outcome of these actions, Warner-Lambert does not at present expect these lawsuits to have a material adverse effect on its financial position, liquidity, cash flows or results of operations.

      In late 1993, Warner-Lambert, along with numerous other pharmaceutical manufacturers and wholesalers, was sued in a number of state and federal antitrust lawsuits seeking damages (including trebled and statutory damages, where applicable) and injunctive relief. These actions arose from allegations that the defendant drug companies, acting alone or in concert, engaged in differential pricing whereby they favored institutions, managed care entities, mail order pharmacies and other buyers with lower prices for brand name prescription drugs than those afforded to retail pharmacies. The federal cases, which were brought by retailers, were consolidated by the Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Northern District of Illinois for pre-trial proceedings. In June 1996, the Court approved Warner-Lambert's agreement to settle part of the consolidated federal cases, specifically, the class action conspiracy lawsuit, for a total of $15.1 million. This settlement also contains certain commitments regarding Warner-Lambert's pricing of brand name prescription drugs. Appeals of the District Court's approval of this settlement were unsuccessful, and the commitments have become effective. Certain other rulings of the judge presiding in this case were also appealed, and the judge was reversed on all rulings. The cases have been remanded to the District Court, and trial of the class action conspiracy action against the non-settling defendant pharmaceutical manufacturers and wholesalers was concluded in November, 1998 with a directed verdict for the defendants and dismissal of the class plaintiffs' case. That decision was affirmed in substantial part by the 7th Circuit Court of Appeals. In April 1997, after execution of the federal class settlement referred to above but prior to the formal effectiveness of its pricing commitments, the same plaintiff-class members brought a new purported class action relating to the time period subsequent to the execution of the settlement. This new class suit sought only injunctive relief. At present, Warner-Lambert cannot predict the outcome of this and the other remaining federal lawsuits in which it is a defendant.

      In addition, Warner-Lambert has settled the vast majority of the Robinson-Patman Act lawsuits brought by those retail pharmacies which opted out of the class action conspiracy lawsuit. The amount of these settlements is not material.

      The state cases pending in California, brought by classes of pharmacies and consumers, have been coordinated in the Superior Court of California, County of San Francisco. Warner-Lambert, with the majority of the other drug company defendants, settled the California consumer class action and this settlement received court approval. The amount of this settlement is not material. Warner-Lambert has also been named as a defendant in actions in state courts filed in Alabama, Minnesota, Mississippi and Wisconsin brought by classes of pharmacies, each arising from the same allegations of differential pricing. With its co-defendants, Warner-Lambert has settled the Minnesota and Wisconsin actions. Warner-Lambert's share of these settlements, which have been approved, are not material. In addition, Warner-Lambert was named in class action complaints filed in Alabama, Arizona, Florida, Kansas, Maine, Michigan, Minnesota, New York, North Carolina, Tennessee, Wisconsin and the District of Columbia, brought by classes of consumers who purchased brand name prescription drugs at retail pharmacies. With its co-defendants, Warner-Lambert has agreed to settle these state consumer class actions. Warner-Lambert's share of these settlements, which have been approved by all of the above courts, is not material.

      Warner-Lambert has also been made a party to another class action in Tennessee, purportedly on behalf of consumers in several states and to additional class actions in New Mexico, North Dakota, South Dakota and West Virginia, who purchased brand name prescription drugs from retail pharmacies. Although it is not possible at this early stage to predict the outcome of these lawsuits, it is unlikely that their ultimate disposition will have a material adverse effect on Warner-Lambert's financial position, liquidity, cash flows or results of operations.

      The Federal Trade Commission (the 'FTC') is conducting an investigation to determine whether Warner-Lambert and twenty-one other pharmaceutical manufacturers have engaged in concerted activities to raise the prices of pharmaceutical products in the United States. Warner-Lambert was served with and responded to two subpoenas from the FTC in 1996 and 1997, respectively, and has cooperated with this investigation. Warner-Lambert cannot at present predict the outcome of this investigation.

20 SEGMENT INFORMATION AND GEOGRAPHIC DATA

We operate in the following two business segments:

   - pharmaceuticals--including:

     - treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, erectile dysfunction and allergies, as well as the manufacture of empty hard-gelatin capsules

     - products for food animals and companion animals, including food, antibiotics, vaccines and other veterinary items

   - consumer products--including self-medications, shaving and pet care products, as well as confectionery products consisting of chewing gums, breath mints and cough tablets

       Each separately managed segment offers different products requiring different marketing and distribution strategies.

       We sell our products primarily to customers in the wholesale sector. In 1999, sales to our largest wholesaler accounted for 14% of total revenues. These sales were concentrated in the pharmaceuticals segment.

       Revenues were in excess of $100 million in each of 21 countries outside the U.S. in 1999. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:





Segment Information
====================================================================================================================================
                                                                                     Consumer      Corporate/
(millions of dollars)                                           Pharmaceuticals      Products           Other        Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                                          1999            $21,879        $5,497        $    --              $27,376
                                                        1998             18,106         5,125             --               23,231
                                                        1997             13,841         5,134             --               18,975
------------------------------------------------------------------------------------------------------------------------------------
Segment profit                                          1999              7,008(1)        783           (846)(3)            6,945(4)
                                                        1998              5,121(2)        606(2)      (1,330)(3)            4,397(4)
                                                        1997              3,914           776           (711)(3)            3,979(4)
------------------------------------------------------------------------------------------------------------------------------------
Identifiable assets(5)                                  1999             14,719         3,929         12,724               31,372
                                                        1998             12,535         3,840         10,852               27,227
                                                        1997             10,608         3,777          8,579(6)            22,964
------------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment additions(5)              1999              2,099           234            160                2,493
                                                        1998              1,588           192            171                1,951
                                                        1997              1,007           205            179                1,391
------------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization(5)                        1999                658           170             77                  905
                                                        1998                591           150             56                  797
                                                        1997                514           152             44                  710
====================================================================================================================================



GEOGRAPHIC DATA
===============================================================================================================================
                                                                                                            All
                                                                          United                          Other
(millions of dollars)                                                     States (7)       Japan      Countries   Consolidated
-------------------------------------------------------------------------------------------------------------------------------
Total revenues                                               1999        $16,486          $1,716         $9,174        $27,376
                                                             1998         13,656           1,365          8,210         23,231
                                                             1997         10,088           1,410          7,477         18,975
-------------------------------------------------------------------------------------------------------------------------------
Long-lived assets                                            1999          6,247             535          4,944         11,726
                                                             1998          5,408             412          4,567         10,387
                                                             1997          5,257             319          3,985          9,561
===============================================================================================================================

(1) Includes $310 million charge to write off Trovan inventories.

(2) In 1998, pharmaceuticals includes pre-tax restructuring charges of $166 million and pre-tax impairment charges of $139 million. In 1998, consumer products includes pre-tax restructuring charges of $11 million and pre-tax impairment charges of $74 million.

(3) Includes interest income/(expense) and corporate expenses. Corporate also includes other income/(expense) of the financial subsidiaries (see note 4, "Financial Subsidiaries") and certain performance-based compensation expenses not allocated to the operating segments. In 1998, corporate includes a pre-tax gain on the sale of our Rochester, Michigan manufacturing plant and certain minor prescription products of $67 million and costs of $93 million related to our plans to close certain foreign manufacturing facilities.

(4) Consolidated total equals income from continuing operations before provision for taxes on income and minority interests.

(5) Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments and long-term loans and investments.

(6) Includes net assets of discontinued operations.

(7) Includes operations in Puerto Rico.

QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

============================================================================================================================
                                                                                       Quarter
                                                             ---------------------------------------------------------------
(millions of dollars, except per share data)                  First           Second            Third           Fourth
----------------------------------------------------------------------------------------------------------------------------
1999
Revenues                                                     $6,580           $6,516           $6,746           $7,534
Costs and expenses                                            4,870            4,852            5,206            5,503
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision
 for taxes on income and minority interests                   1,710            1,664            1,540            2,031
Provision for taxes on income                                   495              482              431              560
Minority interests                                                1                1                1                2
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                             1,214            1,181            1,108            1,469
Discontinued operations--net of tax                              --              (20)              --               --
----------------------------------------------------------------------------------------------------------------------------
Net income                                                   $1,214           $1,161           $1,108           $1,469
----------------------------------------------------------------------------------------------------------------------------
Earnings per common share--basic
 Income from continuing operations                           $  .20           $  .19           $  .18           $  .24
----------------------------------------------------------------------------------------------------------------------------
 Net income                                                  $  .20           $  .19           $  .18           $  .24
----------------------------------------------------------------------------------------------------------------------------
Earnings per common share--diluted
 Income from continuing operations                           $  .19           $  .19           $  .18           $  .23
 Discontinued operations--net of tax                             --             (.01)              --               --
----------------------------------------------------------------------------------------------------------------------------
 Net income                                                  $  .19           $  .18           $  .18           $  .23
----------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                         $  .07 1/3       $  .07 1/3       $  .08           $  .08
----------------------------------------------------------------------------------------------------------------------------
Stock prices
High                                                         $   48 11/64     $   50 3/64      $   40 11/16     $   42 1/4
Low                                                          $   36 33/64     $   31 35/64     $   32           $   32 3/16
============================================================================================================================

1998
Revenues                                                    $ 5,176          $ 5,751          $ 5,753          $ 6,551
Costs and expenses                                            4,021            4,434            4,619            5,760
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision
 for taxes on income and minority interests                   1,155            1,317            1,134              791
Provision for taxes on income                                   328              384              310              141
Minority interests                                                1                1                1               (1)
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                               826              932              823              651
Discontinued operations--net of tax                             157               34              882              328
----------------------------------------------------------------------------------------------------------------------------
Net income                                                  $   983          $   966          $ 1,705          $   979
----------------------------------------------------------------------------------------------------------------------------
Earnings per common share--basic
 Income from continuing operations                          $   .13          $   .16          $   .13          $   .11
 Discontinued operations--net of tax                            .03               --              .15              .05
----------------------------------------------------------------------------------------------------------------------------
 Net income                                                 $   .16          $   .16          $   .28          $   .16
----------------------------------------------------------------------------------------------------------------------------
Earnings per common share--diluted
 Income from continuing operations                          $   .13          $   .15          $   .13          $   .10
 Discontinued operations--net of tax                            .03               --              .14              .05
----------------------------------------------------------------------------------------------------------------------------
 Net income                                                 $   .16          $   .15          $   .27          $   .15
----------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                        $   .06 1/3      $   .06 1/3      $   .06 1/3      $   .06 1/3
----------------------------------------------------------------------------------------------------------------------------
Stock prices
 High                                                       $    32 1/2      $    40 37/64    $    40 13/64    $    42 63/64
 Low                                                        $    23 11/16    $    32 1/8      $    30 43/64    $    28 43/64
============================================================================================================================

We have restated all financial information to reflect the merger with Warner-Lambert Company on June 19, 2000, which was accounted for as a pooling of interests.
All data reflects the 1999 three-for-one stock split.
Cash dividends paid per common share and stock prices are those of pre-merger Pfizer.

As of January 31, 2000, there were approximately 198,000 record holders of our common stock (symbol PFE).
                                                                              38

SELECTED FINANCIAL DATA

=============================================================================================================================
                                                                                  Year Ended December 31
                                                                -------------------------------------------------------------
(millions, except per share data)                                  1999         1998           1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------------
Revenues                                                        $27,376      $23,231        $18,975      $16,957      $15,606
Income from continuing operations                               $ 4,972      $ 3,232        $ 2,888      $ 2,489      $ 2,119
Discontinued operations--net of tax                                 (20)       1,401            131          165          172
Net income                                                      $ 4,952      $ 4,633        $ 3,019      $ 2,654      $ 2,291
-----------------------------------------------------------------------------------------------------------------------------
As of December 31
-----------------------------------------------------------------------------------------------------------------------------
Total assets(1)                                                 $31,372      $27,227        $22,964      $21,429      $18,531
Long-term debt                                                    1,774        1,794          2,561        2,402        1,463
Per common share data:
 Basic:
   Income from continuing operations                            $   .81      $   .53        $   .48      $   .41      $   .36
   Discontinued operations--net of tax                               --          .23            .02          .03          .03
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                   $   .81      $   .76        $   .50      $   .44      $   .39
-----------------------------------------------------------------------------------------------------------------------------
 Diluted:
   Income from continuing operations                            $   .79      $   .51        $   .46      $   .40      $   .35
   Discontinued operations--net of tax                             (.01)         .22            .02          .03          .03
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                   $   .78      $   .73        $   .48      $   .43      $   .38
-----------------------------------------------------------------------------------------------------------------------------
 Cash dividends paid per share (2)                              $.30 2/3     $.25 1/3       $ .22 2/3     $  .20      $.17 1/3
-----------------------------------------------------------------------------------------------------------------------------
Weighted average shares used to calculate:
 Basic earnings per share amounts                                 6,126        6,120          6,084        6,039        5,955
 Diluted earnings per share amounts                               6,317        6,362          6,297        6,202        6,070
=============================================================================================================================

    We have restated all financial information to reflect the merger with Warner-Lambert Company on June 19, 2000, which was accounted for as a pooling of interests.

    All financial information reflects the divestitures of our MTG and food science businesses as discontinued operations.

    We have restated all common share and per share data for the 1999, 1997 and 1995 stock splits.

(1) Includes net assets of discontinued operations of our MTG businesses through 1997.

(2) Cash dividends paid per share are those of pre-merger Pfizer.


39